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PSCM

“CALLING FOR A SPECIAL MEETING OF ALLERGAN SHAREHOLDERS”

SPEAKERS: WILLIAM (BILL) ACKMAN, BILL DOYLE, ROY KATZOVICZ, JORDAN RUBIN

PRODUCER: JOE SUTTON

08:31:51:00	(OFF-MIC CONVERSATION)

WILLIAM ACKMAN:

08:31:52:00	Okay, welcome to our Calling for a Special Meeting for Allergan Shareholders. I am Bill Ackman, I’m with Bill Doyle, I’m with Jordan Rubin and Roy Katzovicz. But it’s Bill, Bill, myself, and Jordan are part of the research team and Roy is leading the legal effort at Allergan.

08:32:14:00	We’re going to cover a lot of material. There’s a long disclaimer. I think it’s the longest in the history of the firm. We’re going to skip through that. But you’ll be able to read that on the Web and we’ll make these slides available for download or obviously we’ll provide them and to the SEC.

08:32:29:00	So basically we are calling for a special meeting. We are doing this for two principal reasons. 1) To fix the special meeting provisions in Allergan’s bylaws, which are extremely onerous. We think they are one of a kind and we think they are very dangerous because they’ll likely proliferate if Allergan is successful in using them as a defensive measure. We’ll go into quite a bit of detail there.

08:32:53:00	And number two, we would like to remove directors and propose new directors who have a more shareholder-friendly orientation. And encourage them to engage with Valeant and consider their proposed 50% premium transaction. So let’s move forward. I’m going to skip through the outline and we’re going to just dig in. Okay.

PG.2

08:33:16:00	So what drives us here is Allergan’s governance track record. And in particular how they’ve responded to the Valeant transaction. So we respect the right of a board to adopt a negotiating strategy and in many cases it’s appropriate not to respond to initial bid or to a revised bid. However, in this case we have not an all-cash transaction to acquire a company. We have a proposed merger between two similarly sized enterprises.

08:33:24:00	So we respect the right of a board to adopt a negotiating strategy and in many cases it’s appropriate not to respond to an initial bid or to a revised bid. However, in this case we have not an all-cash transaction to acquire a company. We have a proposed merger between two similarly sized enterprises.

PG.3

08:33:46:00	Allergan shareholders will own 44% of the combined company. The combined company’s estimated to have 2.7 billion of synergies by Valeant. The combined company will have a different strategy, business model, than Allergan. And there’s complexity to Valeant’s financial statements because of how the company has grown through acquisition over the years.

08:34:06:00	That, to understand the value of that transaction requires one to understand the value of Valeant. That requires engagement, questions, and Allergan’s board has refused to engage to meet, to have its advisors approach Valeant’s management team, their company, their advisors, their accountants. We’ve attempted to engage with Allergan and we’ve approached the lead director. And we were not permitted to have a executive session one on one with the lead director over the telephone or otherwise.

PG.4

08:34:40:00	David Pyott has been authorized as the only person allowed to engage with shareholders on behalf of the company. And we believe David Pyott, as chairman and CEO of the business, has a disabling conflict by virtue of the fact that he will lose his control over the business and his role as CEO of the company.

08:34:58:00	The third piece is we think the company has gone, as I say, beyond the pale in the way that they’ve attacked Valeant’s business model and their management, their accounting in ways that are not supported by facts. And when Valeant has corrected the facts, Allergan has not even acknowledged or corrected their misstatements that they’ve made public. So what is the standard for a board of directors in a situation where there’s a takeover bid? The standard is the board is required to inform themselves of all material information about transaction and they have to act with care in evaluating it.

PG.5

08:35:30:00	The board has not done that here. They have certainly not made any attempt to understand material facts that are critical to their analysis. And the best evidence to that is that they’ve made public statements that are materially false about Valeant’s business.

08:35:45:00	And they have had access to whatever amount of material information they want because Valeant’s had an open door with respect to meeting with the management, the board, their advisors to address any concerns they’ve had. As a result, the shareholders have not had an opportunity to consider this offer. That, of course, combined with the poison pill and these very onerous bylaws. And unfortunately this kind of behavior is consistent with the, you know, the company’s past governance behavior. And I’m going to go into a fair amount of detail on that.

PG.6

08:36:16:00	And we think, you know, ultimately the shareholders need to have a board of directors that understand their fiduciary duties, their duty of care, their duty of loyalty, you know, their last duty, Roy?

08:36:30:00	ROY KATZOVICZ:

Good faith.

WILLIAM ACKMAN:

08:36:32:00	Yeah, I’m just testing you. (LAUGHTER) And the company, the shareholders have asked Allergan a couple years ago for a special meeting provision to improve the governance of the company. The company recommended against it. The shareholders voted in favor of it.

PG.7

08:36:46:00	And the company adopted one of the what we believe to be the most onerous special meeting provision of any public company in the United States. And so that we’ll discuss in a fair amount of detail. We’ve proposed a special meeting which is a right that was granted by the company when they made changes to their charter and bylaws.

08:37:05:00	And the company’s attempting to stop us from calling a special meeting for shareholders. Again, what’s the purpose of the meeting? Purpose of the meeting is to give shareholders a chance to voice their point of view on the board, on the Valeant transaction, it’s to give shareholders a voice.

PG.8

08:37:21:00	And what legitimate board would stop that kind of activity? Again, we can’t eng — the board won’t speak to us. The lead director who’s been, by the way, on the board for 16 years, on the comp committee for I believe sixteen, the same period, a close friend of David Pyott. Clearly, in my view, not an independent director in this transaction. And not even willing to speak with us without Mr. Pyott, you know, on the phone or at the meeting. So we look at ISS, what they say about special meetings.

08:37:54:00	ISS says, “In terms of day to day governance shareholders may lose an important right, the ability to remove directors or initiate a shareholder resolution without having to wait for the next scheduled meeting if they are unable to call a timely special meeting. Shareholders could also be powerless to respond to a beneficial offer if a bidder cannot call a special meeting.”

PG.9

08:38:09:00	Basically the poison pill has locked out the ability for a bidder to make an offer directly to shareholders. And the only protection, the balance against the poison pill is the ability for shareholders to go to the ballot box, replace the board and look at an offer. In light of the timing of this offer, the company would, the shareholders would have to wait a year to next year’s annual meeting, which can be delayed by the company. Could be 15 months. And that’s why the special meeting’s important.

08:38:37:00	Again, ISS continues, “Past few years companies have responded to shareholder resolutions, seeking the right to call special meetings by offering management proposals with stricter requirements. Such restrictions can be used as anti-takeover devices, impeding the removal of incumbent board members or delaying a takeover attempt to the company. And therefore run counter to the stated intention of allowing shareholders to call special meetings.” And then written consent, same idea.

PG.10

08:39:01:00	ISS continues, “But the value of shareholder meetings precisely provides a definitive, authentic and unassailable answer to the question of what shareholders want.” Mr. Pyott has made public statements about what shareholders, he says, are telling him to do. We’ve heard not one shareholder make arguments in favor of some of the things Mr. Pyott has talked about, running out and doing an acquisition. So we’d rather people not take our word but let’s hear the shareholders’ word.

PG.11

08:39:21:00	To continue, “Not every shareholder is in agreement on every issue to be sure. But shareholders in general, institutional shareholders in particular, accept that the shareholder vote is the premier mechanism for the owners of the company to settle significant questions about the company’s future. Engagement can be a very effective mechanism for providing the board with insight, for settling complex questions about the company’s future. However, it lacks the definitive authority of the shareholder vote itself.” And we’ve been deprived of that by virtue of the special meeting provisions here.

08:39:50:00	Just looking at the way the company has responded to requests from shareholders. So 2012, shareholders have asked for a special meeting with a 10% threshold to call a meeting. Got 55.3% of the votes cast in favor, management recommended against. ISS and Glass Lewis both recommended for.

PG.12

08:40:08:00	The company was forced to put it on the ballot but put in substantial restrictions. Among them, a 25% vote versus a 10% vote. All kinds of timing restrictions we’ll get into. A newly onerous disclosure requirements to make a request which we think are unique, restrictions on similar items which restricts your ability of what you can do at a special meeting. In particular, the company makes it difficult to — you can fire a director but makes it difficult to hire a director.

08:40:32:00	And then they — this new provision about, you know, if you sell a share of stock between now and the time you call the special meeting, that share doesn’t count toward the vote. 2013 shareholders asked for the right to act by written consent. Management, again, recommended against, ISS, Glass Lewis for. 50 got a majority vote from shareholders.

PG.13

08:40:56:00	They put it in the ballot. But, again, put in very similar restrictions on the written consent provision. And just this past year, shareholders have asked for a separation of chairman and CEO. Got a majority vote. Management, again, voted against. ISS, Glass Lewis in favor.

08:41:09:00	(OFF-MIC CONVERSATION)

WILLIAM ACKMAN:

08:41:14:00	And we’ve heard nothing from the company with respect to this request from shareholders. So how do they make the special meeting difficult to call? Among other things, they require shareholders to become record owners. Lots of people don’t even know what a record owner is.

PG.14

08:41:30:00	In the old days you’d actually get a stock certificate. It would have your name on it. That’s what it means to be a record owner. It’s a very old fashioned process. It’s complicated. It takes, could take, a couple weeks for an institution to get their shares in record form.

08:41:44:00	And there’s no legitimate business reason for the company to ask for this. By the way, other companies have special meeting provisions, you send out basically a proxy in the mail. You get 10% votes, you call a meeting. There’s no obligation to put shares in record name.

PG.15

08:42:00:00	They have a provision that says special meetings may not consider similar items, the most significant similar item, you know, what’s covered at a board meeting, annual meeting every year is the election of directors. So they’re basically saying you can’t elect new directors at a special meeting. They have incredibly onerous disclosure requirements that you have an ongoing duty to update. You have to give two-year trading data in Allergan. You have to talk about relationships with Allergan and their competitors among your employees.

08:42:26:00	Imagine an organization with 25,000 employees. Think about that kind of requirement. What we understand from our proxy solicitor is a highly unusual requirement for Cede & Co., the depository, to itself submit the individual signed meeting requests. You know, this is expensive and time-consuming resource. Takes a lot of resources.

PG.16

08:42:46:00	And then the board determines at its sole discretion whether the meeting requests are compliant. If they’re not, they kick them out and magically you could fall below the threshold. 25% vote — meeting request must be — quote, unquote — in proper form. Shareholders have to represent that they intend to hold their shares through the date of the special meeting. And, by the way, a lot of people have been confused by this.

08:43:06:00	A lot of the meetings we’ve had so far people say, “Well, am I locked out from trading in order to vote in favor of this special meeting?” The answer is shareholders are not locked out from trading. They do have to have an intent to hold the shares. Obviously intent can, you know, your actions can change. But if you do sell, those shares don’t count.

PG.17

08:43:28:00	And then you have to acknowledge that a sale of their shares prior to the meeting day will constitute a reduction in the shares supporting the special meeting. And you got to update, you know, to the company at various points in time on the record date — I think ten days before the meeting — how many shares you still own or the company can cancel it at the very last minute.

WILLIAM ACKMAN:

08:43:49:00	They also have a very unusual provision that says, has a couple constraints on when a meeting can be held. And they say you can’t have a meeting 90 days prior to the anniversary of the previous meeting. So if the meeting was May 7th, that means that, between February 7th and May 7th, you can’t have a special meeting.

PG.18

08:44:06:00	Now the company has the ability to delay the request for 120 days. So that knocks out 210 days of the year in which you can hold a meeting. So if you decided the day after the annual meeting which, of course, you never would, to call a special meeting — why would you want to call a special meeting the day after the annual meeting? But let’s say you did. There’s a very narrow window, between mid-October and early-February, in which you can actually call a meeting.

08:44:36:00	And if you get started a little bit late, you know, let’s say that the bid from Valeant came in instead of in late April, but it came in in August or September, you’re locked out. And so at best you can have one meeting. But you’ve got to get a lot of stuff done. And a lot of the procedural requirements, the requirement that you actually have — you know, a lot of companies, by the way, you can call a special meeting with a 10% vote. That means a shareholder who owns 10% can call a meeting.

PG.19

08:45:02:00	In Allergan’s case there’s a pill so you can’t own 10%. You’re not allowed to talk to other shareholders by virtue of the pill other than by using the proxy solicitation process. And you’ve got to reach out to all of the shareholders to get the required 25% vote. And that process requires SEC clearance, proxy solicitation, printing, mailing. It’s a very fairly extraordinary thing.

08:45:22:00	The bylaws, by the way, were not shown to the shareholders when they approved this special meeting. The shareholders asked for a 10% provision. The company came back and said, “Fine. We’ll give you 25%.” And I think shareholders, you know, 25% is better than nothing. And then the board put in place these onerous bylaws without showing them to shareholders.

PG.20

ROY KATZOVICZ:

08:45:42:00	So without a vote of the shareholders.

WILLIAM ACKMAN:

08:45:43:00	Without a vote of the shareholders. And, you know, people are stuck with bylaws that are until either the next annual meeting or special meeting for them to be fixed. Provisions, as I mentioned, is intent to hold — shares sold get kicked out. You know, these are very unusual, we believe unique, provisions.

08:46:05:00	We’ve covered a lot of this. And why don’t we keep moving? Okay. So next thing the board did is it designed a poison pill that was highly restrictive in terms of the ability of shareholders to speak to each other. And when you combine that with the incredibly onerous disclosure requirements and mechanics to call a special meeting, a lot of explanations are required; It became practically impossible for us to say to shareholders that they could participate in a solicitation without being in violation of the pill.

PG.21

08:46:38:00	We thought that would threaten conservative counsels of investors to not participate in the calling of the special meeting. So what we did was we went to Allergan and we said, “Look, please clarify that the pill does not apply.” And they wouldn’t do so. So we had to go to court and we had to sue the company which, again, is a waste of time and resources.

PG.22

08:46:55:00	And hearing what the judge had to say at an expedited hearing the company capitulated. And the pill does not prohibit us from calling a meeting. But that cost us time. And that affects, again, that narrows the window, that delays the deal. So when you look at what’s required to call a special meeting, there are actually four very extensive steps that will take weeks for the bigger institutions to comply with.

08:47:23:00	Now interestingly Allergan’s done something I also haven’t seen which is a revocation campaign. They’re actually seeking to encourage shareholders not to call a special meeting. Now what does it require to not call a special meeting? Well, here they send you a proxy in the mail and you just say, “Check a box — you can do it on the internet, you can do it over the telephone, you can do it by mail.” It’s the easiest thing in the world. You check a box and you’re no longer — you’ve just revoked all that complicated stuff that took you several weeks to do.

PG.23

08:47:52:00	So it’s unbelievably burdensome. It could take weeks. Very, very difficult for organizations. Although fortunately — we’ll get to that — we’re making good progress there. But the company makes it incredibly easy. You know, what if this was reversed? What if calling a special meeting was one step and you send someone something in the mail and they check a box, they do it on the internet and the phone. But in order to revoke the meeting you actually had to put shares in record form and you had to go through these logistics? I mean, think about that in terms of how fair this provision is designed. I think it is shocking.

PG.24

08:48:36:00	Now what is Allergan’s response in their proxy solicitation to ask people not to call the meeting? And they give two reasons. I encourage you to read their whole document. But let me just tell you what the two reasons are. They talk about significant risks and costs associated with calling and holding a special meeting that shareholders need to be aware of. And here are those risks and costs.

08:48:57:00	Quote, “A special meeting, the related solicitation risks diverting significant time and resources when it is critical that Allergan’s board and management be fully focused on operations and executing the company’s strategies. Rather than hold a special meeting our board and management strongly believe the more prudent course of actions for Allergan to focus on extending its track record of substantial growth. The board and management are confident we’ll create significantly more value for stockholders than Pershing Square’s and Valeant’s proposal.”

PG.25

08:49:23:00	So it’s a distraction this special meeting and a lot of risk associated with it. It might — company might veer off its growth path. Guess what I would say is the distraction here is called by Allergan. A very attractive proposal has been made to shareholders. If the board were to engage immediately, determine whether this offer is attractive, negotiate and Valeant has offered to negotiate the terms of this deal, you know, as an Allergan shareholder, shareholders would like to see what’s in Valeant’s pocket — that would take a relatively short period of time. There would be very little distraction.

PG.26

08:49:57:00	What’s distracting is that Allergan is dragging this out and, by the way, I would not want to be an Allergan employee right now with this going on. And I feel bad for the Allergan employees with all the uncertainty about the future of the company which is going to continue for as long as this gets delayed by Allergan. So I think this is actually quite false which is the distraction is not being caused by a special meeting that will take an hour to be held. The distraction’s being caused by Allergan, by delaying the potential for the the board and the company to consider a transaction.

08:50:31:00	The second point they make I find also fascinating — success of solicitations would also require Allergan to incur additional financial costs including with respect to internal allocations, third-party advisory fees, printing, mailing, solicitation expenses, other costs. Now Allergan, as everyone knows, is not a company known for being particularly disciplined about costs so I find it interesting that they are now focused on cost.

PG.27

08:50:50:00	But the mailing and the printing,they say successive solicitation. So it sounds like they’re going to send future mailings to people encouraging them to withdraw their consents for the special meeting. And they’re concerned about those incremental mailing costs. There’s a transaction on the table with a 50% premium, you know — in the — you know, $15 billion — whatever the number is, you know — multiple billions of dollars. And the company is now concerned about mailing costs. You know, I find this extraordinary.

PG.28

08:51:19:00	You look at the company’s own corporate governance guidelines. And here I give a lot of credit to the proxy advisory firms who have pushed, I think in this case ISS, the description of the lead director’s role was much more limited than the proxy advisory firms like to see. And the company revised supposedly Mr. Gallagher’s purview as lead independent director.

08:51:43:00	And they put in language in the proxy this year that says he consults with the chairman of the board, other board members and corporate governance practices and policies and assuming the primary leadership role and addressing issues of this nature if under the circumstances it’s inappropriate for the chairman of the board to assume such leadership. We have a transaction where Mr. Pyott has a direct conflict of interest.

PG.29

08:52:03:00	Mr. Gallagher is the appointed person under the company’s proxy to meet with and speak to shareholders. We’re the largest shareholder of Allergan. Mr. Gallagher would not — we asked for a call with Mr. Gallagher, a meeting with Mr. Gallagher without Mr. Pyott present. He would not do so. He said — and then our next opportunity to engage with the company with Mr. Pyott, he gave us 15 minutes and we asked him for the opportunity to address the full board and Mr. Pyott said that he is the only person authorized on behalf of the board to engage with shareholders. So, again, this is a major governance failure.

08:52:43:00	If you look at the board and I focus in particular on long-tenured directors. You look at Gallagher, Trevor Jones, Russell Ray, you know, these are substantial people. They are not meaningful shareholders in the company. And I don’t think meaningful relative to their respective net-worths.

PG.30

08:53:05:00	And frankly, the director’s fees here are quite large. Directors make $300,000, $400,000 a year to serve on this board. They’ve certainly not shown skin in the game. We have some, and particular I focus on Michael Gallagher, on the board 16 years with Mr. Pyott in the lead director seat.

08:53:26:00	You know, it’s hard for — in light of the personal relationships that develop over time of — you know, he’s on the compensation committee — he’s really not — and he’s not behaved like a independent lead director. Note that shareholders, 1/3, voted against him in the most recent annual meeting. And again, below the average 95% votes for Trevor Jones and Peter McDonald — and these are — two of them are members of the comp committee. And they’ve gotten lower than average support from shareholders I think is notable.

PG.31

08:54:01:00	And again, I’m not attacking the character of the people on the board. Let me be really clear. I think these are high-quality individuals. I think they’ve gotten too close to Mr. Pyott. And I think that has affected their judgment in this transaction. These are, for the most part, certainly the long-standing directors, these are long-standing friends of Mr. Pyott. And those kind of relationships unfortunately can affect a director’s judgment.

PG.32

08:54:21:00	Let’s look at our third parties’ view of the board. So on board structure, ISS ranked Allergan — they gave it the worst ranking which is a ten. And I’ll suggest to ISS they change — ten’s usually a good thing. But in this case ten is a bad thing. This is the worst ISS ranking. And in fact, ISS recommended against the reelection of Mr. Gallagher at the 2014 AGM for failing as corporate governance, compliance committee chair to implement the shareholder proposal that was proposed by written consent. And he received 1/3 withhold votes.

08:54:57:00	Eight of the nine directors received approval ratings below the average level. Three below 90%. And we’ve got some long-standing — I don’t really object to a few long-standing directors. But after ten years I think a director loses a bit of objectivity in his particular role and you have to really carefully analyze that director to decide whether he should stay.

PG.33

08:55:15:00	No separation of Chairman and CEO. You know, these are the principle factors that gave the company a ten out of ten. Ten being the worst ISS ranking. On shareholder rights the company’s a nine out of ten. But my advice is that should be reassessed based on how the company — has responded this year. And then you have the poison pill. Poison pills you know, restricting the ability of shareholders to communicate other than through the proxy process is a unnecessary restriction, in my opinion, without a business justification.

08:55:48:00	And so the only way we can speak to each other is to call a special meeting and we’re given a very narrow window. By the way, the window they’ve chosen happens to be Thanksgiving and Christmas, if you note that. So just think about how difficult it is to call a meeting at this company.

PG.34

08:56:02:00	Company of course has the flexibility to delay the annual meeting. Companies typically can delay a meeting for several months past the meeting date. So even if, you know, just, again, another reason here. Think about a bidder who’s made a bid at this period of time. If you had to wait until the last period of time when shareholders could communicate if there was no special meeting, a bidder would have to wait — let’s say, you look at, in the case of Valeant the bid came in April 21st, you’d have to wait ‘till September [of 2015] in order to have shareholders consider their transaction without a special meeting provision.

PG.35

08:56:32:00	I would say no bidder — there’ll be no hostile bids. There’ll be no — actually I’m going to change the term hostile bid. I call them happy bids. They’re happy bids because everyone is happy except for — the only that’s hostile to is the management — the senior management of the target company. And I think we — there are a lot of happy Allergan shareholders versus the stock at $116 a share a few months ago.

08:57:03:00	In the meantime, there’s risk. You know, we’re in a very bullish credit environment right now. As we’ve seen that can change effectively overnight. The financing, you know, Valeant has committed financing. But commitments don’t last forever. Banks fail. Things happen. You know, we’ve been through a crisis recently. Markets change. Opportunities change.

PG.36

08:57:21:00	Valeant has a business to run. Now they’re very committed to the transaction. They’re going to see it through. It’s important to them. They’ve said so publicly. But they’re going to see it through in the context of a special meeting that we’re going hold at the end of the year.

08:57:33:00	I can’t speak for Valeant if, you know, if we’re if it’s a year from now and they’re still hanging around the hoop waiting to hear what shareholders have to say. In the meantime, there’s a real risk that Allergan’s board and management could take value destructive actions to thwart the offer. And among them and our fear here is not just a made up fear. Mr. Pyott has made very clear in recent speeches and statements that the company and he are considering doing a major acquisition which could be $10 billion or more.

PG.37

08:58:00:00	Now notice the acquisition he’s considering is one that does not require shareholder vote. It’s one that would use debt resources and the company’s cash flow. And the shareholders have no ability to vote on that transaction. And you’ve got a CEO quote, unquote defending the company who has zero track record on large transactions and a poor transaction [record] which we’ll take you through on small transactions where every seller in the world knows you’ve got a desperate guy willing to buy.

08:58:22:00	And then we have a very, very heated market for pharma assets. That is not a market in which this company should be running out to do a major transaction. That could be enormously value destructive. And, by the way, if they finance it by issuing debt with various onerous prepayment provisions, I mean, today if you do you know, interest rates as low as they are and you’ve got yield maintenance prepayment, you know, you could put in enormous friction that could take away a lot of value from shareholders.

PG.38

08:58:52:00	And the company is also talking about a buyback. Now I find it remarkable. This is a company that for years shareholders have been saying, “Please buy back stock. You’ve got a unlevered balance sheet. You generate a lot of free cash flow.” The board has — the company’s basically bought back almost enough shares to cover the options they’ve granted to management and that’s basically it.

08:59:15:00	Now they’re thinking about doing a buyback. A year ago the stock was $82. Today the stock’s doubled. And they’re e talking about a $10 billion buyback. $10 billion buyback would have to be done at a premium. This would not be —

PG.39

this would be — an incredibly damaging transaction for shareholders plus the restrictions associated with the debt. So what does the special meeting do? Gives us a path to completion for the offer and I would say very importantly it fixes Allergan’s bylaws.

08:59:41:00	And more significantly it makes the threat of these kind of bylaws being spread to every other company in corporate America much lower. Path to the deal. Special meeting, we can remove Allergan directors. We can propose a number of directors which hopefully with seeing what the shareholders want, the existing board will appoint to the board. If they choose to just immediately reappoint the directors that we got rid of which they claim they have the ability to do we’ll run into court under Delaware 223C and ask the court to put through shareholders’ interests.

PG.40

09:00:21:00	Now what do we think is a more sensible path? What do we think is a more likely path assuming the board comes to its senses? So we’re taking the steps to get to the special meeting. It will be a significant event for this board when we get 25% support and I can’t know for certainty that will happen.

09:00:44:00	But we think it’s likely based on conversations so far. And I remind you that we have 9.7% already. So this is really not 25%, it’s 15.3% of the 85% of the shares that are outstanding. To me another 15% now we’re going to need a big cushion to the 15% because of the risk of Allergan kicking out some of the shares.

PG.41

09:01:11:00	So this is not really a 25% special meeting provision because of the way they’ve designed it. It’s probably a 35% or 40% special meeting provision if you think about it. We want a big margin of safety. So this is, because your shares don’t count if you sell, and we’re not asking people to lock up their shares between now and the meeting we want a very big cushion for shareholders who may choose to sell during the period. Now good news here is we’ve named six terrific directors. I’ll get to them.

09:01:41:00	We’ve identified six members of the board that we’re going to replace. And that is a threat to those directors. These directors are at a stage in their career, for the most of them, where being on boards is what they want to spend the rest of their career doing. When we were putting together a slate for this meeting, you know, frankly we didn’t want directors that have been thrown off by their shareholders.

PG.42

09:01:56:00	It becomes much more difficult to get on a board particularly a high-profile board if you’ve been thrown off the Allergan board. And I think that might cause a director to come to his senses and say, “Hey, maybe we should think about this.” And so we think the company’s negotiating leverage deteriorates the moment we can deliver consents for 25% of our special meeting. We expect that will be sometime hopefully in the middle of August. And the clock begins ticking at 120 days if the company wants to delay as much as possible.

09:02:24:00	And as that day approaches — when this sword of Damocles is going to come down — again, it tends to motivate directors to come to their senses. As a shareholder activist I can tell you most activist engagements settle before the board meeting. And a settlement here would be Allergan immediately engaging with Valeant. And when boards see the writing on the wall and when they see shareholders saying, “Guys, it’s time” hopefully we can accelerate this process. And that’s why this is important.

PG.43

09:02:52:00	Now why is near-term engagement important? Allergan will say, “Hey, we got an annual meeting. It can wait. You know, they’ll be interested. Don’t worry.” Well, a couple reasons, number one, part of the transaction consideration is cash. So getting that cash sooner is obviously a positive. You can reinvest it otherwise. Part of the transaction consideration is stock.

PG.44

09:03:11:00	But even here if the transaction happens sooner, the synergies are achieved sooner, the value is created sooner. The stock price of the combined company goes up sooner and that creates value for shareholders. So obviously there’s a big positive to getting a transaction done sooner.

09:03:25:00	Number two, in the meantime we’re exposed to what’s going on at Allergan. If Allergan has big lawsuit comes in or makes progress on one of Allergan’s key drugs, and we saw LATISSE recently have a loss in the courts that can have a very material impact on the value of Allergan. And that will have an impact on the price that Valeant is likely to be willing to pay for the company.

PG.45

09:03:52:00	And shareholders are exposed to those kinds of risks in the meantime. Or as I mentioned before if a company makes a done deal and destroys shareholder value. We were exposed to those kind of risks the more time that goes by. And then you have the risk of financing markets and equity markets, moving.

09:04:11:00	And you know, I would say the financing markets cannot get better than where they are. We’re pretty close, you know, with junk, you know, so-called non-investment grade debt trading being newly issued in the fours. You can’t ask for a better market than this. But that can change overnight.

09:04:31:00

The other thing I would mention here is the moment a merger agreement is signed that binds Valeant, and I would encourage the board to make it as incredibly tight as possible so that Valeant has few alternatives, and can’t get out of the deal basically. We want an absolutely, you know, tight transaction here. Now what’s

PG.46

typical in merger agreements however is you see that companies retain a fiduciary out which means that if, indeed, there is someone who can offer more value than Valeant, they’re free to come in and typically in those kind of cases, you know, Valeant would get a meaningful breakup fee that was appropriate but within the Delaware kind of levels of appropriateness.

09:05:13:00	So shareholders are not locking out some other great alternative if it were to come along. So I just think the notion of negotiating a deal soon before the company loses its leverage — you know, letting the directors on this board preserve their dignity by being the group that acts, behaves like fiduciaries on behalf of shareholders and negotiating — again, and Valeant’s offered to negotiate. And I would focus frankly on the terms of the merger agreement I think are critically important and I’d make them as tight as possible.

PG.47

09:05:39:00	All of that can be accomplished if that discussion starts now. If that discussion starts a couple of days before the, you know, when it’s a certainty which way the vote is coming down and, you know, that information will be known as you start to approach and get pretty close to the special meeting vote the company will lose negotiating leverage and really it will be the new board that responsible for negotiating deal. And frankly, I have enormous confidence in these directors to negotiate a fabulous deal and we’ll talk about that.

PG.48

09:06:17:00	Let’s talk about them. So what were we looking for here? Now what’s interesting about this situation is this is not your normal proxy contest where you’re putting in directors who are going to govern a company going forward. You know, Canadian Pacific, we ran a proxy contest, we put on seven directors. And we were looking for people who wanted to be part of, you know, changing the leadership and the board of the company. But they knew stepping on they were stepping into a situation where they could be a director for four, five, six, eight years. And so it would be an interesting experience and rewarding for them.

09:06:48:00	What’s interesting about this situation is the directors who have signed up understand that this may be a relatively short-term board assignment. If, in fact, they join this board and, in fact, the Valeant transaction or another transaction’s the best transaction and the company is sold — well, you know, one or two or some of these directors may end up on the combined company’s board. There’s certainly no assurance of that.

PG.49

09:07:04:00	So it may be a very short-term engagement. So there’s not a lot of economics in terms of director’s fees that one can glean — obtain — from being a member this late. So — but we wanted incredibly high-quality people with very high shareholder orientation track record. And we got that because there was nothing economic in this for these directors. But what they’re interested in is continuing their reputation for being stellar representatives of shareholders on boards. And they studied the situation. They found it compelling. And they wanted to represent the interests of a $50 billion company in deciding its future.

PG.50

09:07:38:00	Why don’t I turn it over? I’ll turn it over to Bill Doyle. I’ll just mention Betsy who I spent a little more time with than Bill did. First of all, in terms of what we’re looking for, we wanted directors who had no previous affiliation with Valeant or with Pershing Square.

09:07:53:00	Only one of these directors had I met before — John Zillmer. I flipped the page to John. John we considered as a potential director for Air Products when we were considering proxy contests about a year ago. We ended up not running a proxy contest there. As I mentioned, things tend to settle. In this case, we didn’t go anywhere near a proxy contest. We found a board of directors that was very focused on what were the best interests of their shareholders.

PG.51

09:08:26:00	But we actually covered a few thousand dollars of John’s travel expenses when he flew to meet us. But other than that no economic or other relationship and we did not have a relationship with John since that time. But let me go through the other candidates.

09:08:38:00	Betsy Atkins. Betsy is an entrepreneur. Helped build a company called Ascend Communications — as a founder — up to I think $5 billion revenue companies sold to Lucent) for $24 billion. And she has built, founded, sold a number of companies over her career. In the venture capital space as we speak and a very, very experienced director. And based on my — I’ve not met her yet — I’m going to meet her soon, you know, a dynamo. And she sounds terrific. Cathie Black has tremendous board experience, you know, let’s start with that and then we’ll talk about her career experience on some of the most important boards in the country.

PG.52

09:09:16:00	On IBM for about 16 years, on Coca-Cola for almost 20. I would love to have been on a board with Warren Buffett during that period. And I’d love to learn more from Cathie about some of those experiences. You know, she’s a media senior executive over the course of her career at Hearst. And she was president of U.S.A. Today, you know, building one of the most successful media publications in the country.

09:09:50:00	I guess she got a little bit of a notoriety when Bloomberg asked her to be — kind of run — New York City’s education system. This was not her expertise. But when the mayor taps you on the shoulder and says, “Cathie, I need you” she gave it a shot. And, you know, this is quite a political and difficult job. And 96 days in she stepped aside. But what we love about Cathie from her reputation is she is among the most straight-talking, tough, but — says what she thinks — kind of people. And with that, let me turn it over to Bill on Fred Eshelman.

PG.53

BILL DOYLE:

09:10:18:00	Yeah, so in addition to selecting directors that were independent and experienced and focused on creating shareholder value there are also a couple of specific issues that this board is going to have to consider. And we wanted to be sure that the board was capable of forming an independent judgment.

09:10:34:00

One of them is R&D. There’s quite a bit of discussion about R&D models, the validity of R&D models. R&D can be a black box to people who are not familiar. And Fred Eshelman is an expert in pharmaceutical R&D. A long time senior executive of Glaxo. Founded his own company, Furiex

PG.54

Pharmaceuticals which he sold successfully to Forest. And also was a founder of a CRO. And one of the important considerations here is the difference between a high-fix cost R&D structure and the ability to variabilize that cost. And Fred is an expert in considering those issues.

09:11:07:00

In addition, when we’re looking out at the future value products, we have to consider not only the R&D and the pharmaceutical company side, but the payer side. What will people pay for these products? And this is a big issue that we’ll get to in a minute with respect to Allergan’s pipeline. But in crowded markets where there are generic entrants when you’re projecting into the future you need to understand the payer perspective. And Steve Shulman is an expert in representing that perspective. Additionally, accounting has been thrown up as one of the

PG.55

WILLIAM ACKMAN:

09:11:45:00	Do you mind if I jump in on Steve?

BILL DOYLE:

09:11:48:00	— sure.

WILLIAM ACKMAN:

09:11:49:00	Steve has also been — stepped into situations not dissimilar to this one. He stepped in as chairman of Health Management Associates, relatively short-term role. There was a shareholder activist in that case. It was Larry Robbins. But he’s got a lot of experience as a turnaround executive, as a restructuring executive. A guy who understands cost control and efficient operations of businesses.

BILL DOYLE:

09:12:13:00	Absolutely. And then the final issue that I’ll mention is that Allergan has attacked Valeant’s accounting. It is true that for acquisitive companies the accounting is complicated. And it’s also true that acquisitive companies historically have misused accounting to their advantage. We’ve done significant due diligence

PG.56

WILLIAM ACKMAN:

09:12:33:00	I would say some acquisitive companies —

BILL DOYLE:

09:12:35:00	— some, some. Absolutely. And I was going to say that, we’ve done significant due diligence of Valeant. We don’t believe that’s the case. But we wanted an independent director on the board who was capable of making that assessment for the board. David Wilson’s a Ph.D. accountant, long-time partner at Ernst and Young and is absolutely capable of digging through all the smoke screens around the accounting issues.

PG.57

WILLIAM ACKMAN:

09:13:05:00	And then John Zillmer who I mentioned before. John is a true operating executive. Spent a meaningful part of his career at Aramark. Stepped in as chairman/CEO of Allied Waste which was a turnaround — KKR and Apollo were on the board as a public company, not a successful investment. And he made it one for them and for their shareholders ultimately selling the company, merging with Republic Services.

09:13:31:00	I think Republic, my recollection, was smaller than Allied Waste. But in order to get the deal done, you know, Republic wanted to run the CEO wanted to run the company, John stepped aside. And we respected his decision to step aside because that was the right thing to do for shareholders in that case.

PG.58

09:13:44:00	And then Univar, you know, most recently. And, you know, super-talented, operating executive. And a person of impeccable character. I encourage people to check on John Zillmer. He’s probably not well-known in the pharma space. And again — our goal here wasn’t to put on a bunch of people from pharmaceuticals. You know, the issues here we wanted people with some domain expertise. But we wanted broad business expertise, relevant accounting expertise, people who are, the most important issue is character, independence and reputation for shareholder orientation.

09:14:14:00	So two things — fix the special meeting provisions we’re going to get accomplished at the special meeting. And I think most significantly if we don’t, we’re unsuccessful and Allergan’s allowed to basically get away with this, the Wachtell Lipton Firm which is representing Allergan right now will be promoting these bylaws. I’m surprised they haven’t started promoting them already. Maybe they’re going to wait for the outcome of the special meeting.

PG.59

09:14:33:00	But every company in America will have bylaws like this for their special meeting if this is allowed to stand in this particular case. So if you want to support this special meeting you should contact Ed McCarthy or just call the D.F. King number. There’s an 800 number for those focused on cost control in the proxy materials that we’ve sent you. And they can help you through the mechanics.

09:14:54:00	So let’s get to the deal. We believe the deal now has reached a level where a board acting in the interest of their shareholders needs to engage. Valeant has materially increased its offer. Pershing Square has agreed to take materially less consideration than others to get to kind of a $180 nominal number — that was the number given to us by the biggest shareholders of the company as, you know, a today value of $180. Obviously we think the future value if the transaction closes is materially larger.

PG.60

09:15:34:00	And of course as I mentioned before — I’ll get to this — sorry, one second — is that this is not a all-cash deal and it does require substantial due diligence on the part of Allergan to determine whether this is an attractive deal for shareholders.

09:15:43:00	So it’s time to engage. And that’s why one of the important reasons for the special meeting. We look at, we’ve done an analysis here that is done by many of the kind of the proxy advisory, a number of the proxy advisory firms on is this compelling transaction? Is it enough of a premium to consider?

PG.61

09:16:01:00	And if you look at this on a premium to unaffected price basis versus kind comparable transactions, $15 billion and more over the last ten years, at 48%, not including the value of the CVR, this is, you know, materially above every other transaction other than — this — the AstraZeneca MedImmune deal which was a 54% premium versus here at 48%. But, again, in this case a CVR. And if we accept Mr. Pyott’s statement about DARPin, you know, we’re going to blow away that 54% premium in terms of this offer. If you look at this on a EBITDA multiple basis, on a revenue multiple basis we certainly again, a transaction that needs to be considered.

PG.62

09:16:44:00	This a point I made briefly before. But I think it’s a critically important one. If you have $100 billion market cap company buying a $2 billion market cap company and using stock you can look at the acquiring company’s stock price at the date of the announcement as a reasonable reference for the transaction ‘cause that $1 billion merger entering the $100 billion company is not going to materially affect the combined enterprise. And so therefore you can look at today’s stock price as the relevant price.

09:17:17:00	Unfortunately Allergan has conflated that transaction — the $100 billion, $1 billion transaction with this transaction which couldn’t be more different. You got a transaction with, you know, two $40 billion, $50 billion companies are combining. 44% of the combined company is going to be held by Allegan, 56% of the company is going to be held by Valeant. Allergan shareholders are going to receive about $70, $72 a share in cash.

PG.63

09:17:43:00	In that transaction, and because of the synergies created when you combine companies of this scale with this kind of strategic overlap — what matters is the value of the company — the combined enterprise. And that depends on whether the synergies that Valeant’s speaking about are real. That depends on the strategic overlap. That depends on the strategy the — and the capital structure of the business going forward — and the business plan for the combined business.

09:18:09:00	And these are all — this is information one needs as a director in order to determine whether this is a transaction that’s in the best interest of shareholders. The Valeant — I’m sorry, the Allergan board has been unwilling to even collect or ask for that information. And it’s shocking. And the way only to get that information is sign a confidentially agreement with Valeant. And Valeant is very open about their business as they were with us.

PG.64

09:18:27:00	Let’s continue. The synergies, 25% of Valeant’s 2014 EPS, again, another evidence that you have to look at the value of the deal post-transaction. But the market’s not going to give credit for those synergies until there’s a deal. And the way that Allergan and its board has behaved to date is, you know, a lot of people said to us, you know, “Pyott here is in scorched earth campaign, you know, what — I’ve never seen a management team in the history of America take a private e-mail communication from Morgan Stanley and publicize it. You know, this is — they’re burning down the company — it — and that’s what they’re trying to do — prevent Valeant from buying it. So I can’t have confidence this deal’s going to happen.”

PG.65

09:18:59:00	And there are some shareholders that look at it that way. Once — there’s not an analyst who doesn’t agree that in the event that this transaction were to happen Valeant’s stock’s going to go up a lot. And so therefore you can’t use today’s price. And of course we got a lot of arbitrageurs who are playing the spread and they’re shorting Valeant’s stock which is keeping that stock price down.

09:19:27:00	What we did hear? I interestingly heard John Paulson yesterday have an estimate of value of the combined company of $220 a share. Our estimate is remarkably close to that. And the way we get there is we estimate a future value or a 2014 value for Valeant based on a transaction occurring, you know, beginning of this year, a P/E multiple kind of between, weighted average between the two companies you get to about $182 a share.

PG.66

09:19:55:00	This is how one we think should value the 44% piece that’s held by Allergan, the stock part of the transaction. And JPMorgan — I won’t read what they have to say. But basically they look at it that way. This is the correct way economically to look at the transaction. And if you read the 14D-9 and you listen to Allergan’s public statements, this is not how they look at the transaction. They dismiss the transaction as grossly undervalued using Valeant’s stock price today, not what the combined enterprise is worth going forward.

PG.67

09:20:18:00	Another analyst talks about the transaction. And where they say, “We estimate Allergan’s shares can be worth as much as $225, the street appropriately values the combined entity. It would be hard for Allergan to trump this with other potential options.”

09:20:29:00	This is the correct way to think about that transaction. There’s a JPMorgan survey middle of May saying, you know, this is where transaction what investors were looking for, $160 to $200 per share acquisition price. Well, if you take the survey numbers and you look at the implied offer value, this transaction already is above what analysts or what investors were looking for on the implied value of the transaction. When you look at it on a fair value basis considering where the stock will trade we believe on the basis of the transaction all of a sudden you get to very, very large premiums a 91% premium based on what we expect the stock to trade.

PG.68

09:21:24:00	And again, I’m less familiar with each one of these transactions. But if you think about the synergies here I believe because of that strategic overlap, because of the relative size of the two companies are greater than many of the transactions on the page. But again, an enormous premium compared to these other situations.

09:21:45:00	One way that some of the people, proxy firms and analysts, look at the transaction is what have the peers’ stocks done during the period. You know, is the offer still attractive based on how the other stocks have traded? The answer is peer movements imply a 33% to 72% premium using look through and pro forma for the transaction type multiples. You look at analyst price targets for Allergan before the bid — 28% to a 65% premium to the 12-month targets based on their initial offer.

PG.69

09:22:17:00	This was a page that, basically, we got from one of the large shareholders of the company who said, “Look, the way I look at this deal is I own Allergan today, I’m going to earn $5.69 estimates in 2014. If this transaction were to happen I would earn $15.46. Basically I get the portion I get in stock I immediately cash and I can immediately invest in stocks. I’ll get a stock for stock comparison. I’m getting $15.46 of earnings versus $5.69.” So you don’t have to make a guess about what the multiple will be. But the earnings are nearly triple.

09:22:49:00	Standalone, so if you take Allergan’s revised guidance, you get to a $14 EPS in 2019. And if you take Valeant, assuming you take all stock in the transaction, you get $15.46 today. Plus you get the DARPin CVR. So you get today’s earnings of $15.46 versus four, five years from now at standalone Allergan.

PG.70

09:23:12:00	You look at the transaction from the proxy, you know, an ISS and Glass Lewis type analysis — they have a scoring methodology. They look at transaction premium, you know, check, 48% premium meets certainly their threshold. You look at multiples, check. You look at the premium versus the unaffected price today. You look at price targets, check. And you look at the deal spread, 3.2%, maybe 4% today, versus the transaction.

09:23:48:00	So investors clearly are saying this is a high probability or higher probability event. And then long-term investor feedback, what investors are looking for, again, another check. And then you look on a fair value basis, of course you blow away every one of these metrics when you pro forma at where Valeant stock will trade based on a combined business going forward. Let’s look at certainty. Number one, the partnership owns a 9.7% stake in the company. That’s a $5 billion investment. That’s certainly — people call that pot committed.

PG.71

09:24:20:00	You look at Valeant. No financing contingency. It launched a tender offer. And I think this is — I haven’t seen this that often. They’ve already sold the assets with overlap from an HSR perspective and they’ve launched HSR review. Now you couldn’t ask for a more — there’s nothing that Valeant could do today that’s more definitive than what they’ve done. We’re just waiting for the Allergan board.

PG.72

09:24:38:00	And we have a lot of analyst support for Valeant’s operating model and the strategic merits of the transaction. We believe the offer is adequate. Again, we, you know, as I think Allergan’s shareholders should be entitled to get the best they can get. But the current offer I think certainly met what shareholders were asking for when we took, when we had a meeting at the Sanford Bernstein Conference. And we think there’s a lot of downside if the deal does not happen.

09:25:09:00	In terms of the appropriateness of the board’s response, I encourage you to read a letter I put out yesterday morning. Let’s talk about overlap. Okay, you got a lot of overlap between shareholders. You know, one of the interesting things at our meeting with six of the ten largest shareholders of the company, and those who were there will remember this moment, is we started to

PG.73

explain the Valeant business model and a couple people said, “Bill, stop. Don’t insult us. We’re major Valeant shareholders. We understand the business model. And frankly, my question is, is Allergan taking legal risk with this PowerPoint presentation they’ve put out attacking their business?

09:25:51:00	I’m embarrassed by Allergan’s response to Valeant.” This is one of the largest shareholders, without identifying the individual, of the company. If you look at today’s Valeant analyst price targets, you’ve got numbers from $150 to $209 a share. It looks to me like a $160, $170 estimate for the company.

09:26:17:00	There’s one notable firm that’s not mentioned here that we have enormous respect for: the Goldman Sachs firm. Their analysts had a $164 price target. We find them particularly notable because they’re now the defense bankers. So they’ve had to withdraw coverage.

PG.74

09:26:26:00	But before they were affected by the opportunity to earn a fee for playing defense, they valued the company at $164 a share. Goldman Sachs has been a, you know, big believer in Valeant. They’ve raised $22.3 billion of capital for the company including a $2.3 billion sole equity offering, sole banker. By the way, what I can tell you is Goldman Sachs is one of the most compliance-oriented, conservative banks in the world. They are our prime broker. We have numerous relationships with that firm. We have enormous respect. We just hired someone from Goldman Sachs. We’ve had several people join us from Goldman Sachs. This is a firm we have incredible respect for.

PG.75

09:27:03:00	When they take on someone to do $22 billion of equity in debt offerings they do their due diligence. Why? Because they have enormous underwriter liability. In fact, if the things that Allergan has said about Valeant are true, Goldman Sachs is going to be sued for billions of dollars. And, you know, that to me is a pretty good comfort factor that people should have with Valeant’s business model and with their accounting and with their organic growth and the kind of things that a Goldman Sachs, and particularly Goldman Sachs, a firm of this profile, would do for the due diligence for the, you know, for example, for the Bausch and Lomb transaction where they were involved.

PG.76

09:27:45:00	And again, a lot of analyst support. I’m not going to read you all these quotes. You can do this at home. You know, Valeant’s strong track record creating value by acquiring firms with solid product portfolios, investing only in late stage low risk R&D. Management’s proven that M&A can lead to better returns in early stage R&D.

09:28:08:00	But, you know, people understand, the people who have taken the time, not the board of directors of Allergan, but the people who have studied the company, including Pershing Square, believe this is an incredible powerhouse of a company with an outstanding management team with a superb business model.

09:28:22:00	Analysts also, ones that understand and study the company, believe the cost savings are credible. And in particularly in the case of Valeant, a company that has delivered time and time again on exceeding expectations in terms of synergies. We’ve mentioned we have Credit Suisse here and JPMorgan opining on the synergies.

PG.77

09:28:42:00	We did something unprecedented here. And what we did was we agreed to take less than every other Allergan shareholder. We agreed to take that consideration in stock of Valeant. We accepted an exchange ratio that was inferior to not this offer but the previous offer.

09:29:01:00	And that put us in a place where we took $600 million less of value and we took it all in stock of Valeant if this transaction gets done. We only break even on this transaction if Valeant stock is above $180 a share when this transaction closes. Otherwise we’ve made a bad bet. I don’t think, I don’t know of another situation like this one where a shareholder has agreed to take less than every other shareholder for that consideration to be delivered to the rest of the shareholders. So $600 million of value, $20 a share, the value of our share value, was given to other holders.

PG.78

09:29:48:00	And, you know, while the Pershing Square Foundation is a charitable institution, the Pershing Square funds are not. So we think this is a smart bet for us — that Valeant stock will be above $180 a share. So you can listen to the analysts’ reports or you can choose someone that put their money where their mouth is and $2 billion more cash for other holders.

09:30:05:00	Let’s talk a little bit about the risk of Allergan as a standalone enterprise. So notably absent from the discussion is that Valeant has taken the high road. And I think this is worth mentioning. You know, when a company is attacked like Valeant is attacked sometimes, a less sophisticated, less professional, less experienced management team might take the bait and step into the fight. How has Valeant responded to Allergan’s unprecedented attacks? Incredibly soberly.

PG.79

09:30:39:00	Allergan attacks, makes a bunch of unfounded assertions, relies on inaccurate data. And, you know, within a relatively short period of time Valeant puts out a presentation and Howard and Mike walk through, “Well, here’s what they said and here are the facts.” What they haven’t done is taken a close look at Allergan and pointed out the warts, if you will, in the Allergan business model.

PG.80

09:31:05:00	This is not, it’s not like Allergan’s going to go to infinity and there are no risks with the business which is how it’s sort of presented by Mr. Pyott. There is risk. There are meaningful risks here. The most significant risk is this is a highly concentrated product portfolio in the pharma space with generic substitution risk that’s upcoming. This is a company that has raised prices significantly. So this is not just unit growth that has driven the growth of the company. This is a company that spends an enormous amount of money on early stage R&D and does not have a good track record in doing so. And I would say worse — I mean maybe not worse — and additionally they don’t really tell you anything about the pipeline. So, Bill, why don’t I turn it over to you and have you walk through the facts?

BILL DOYLE:

09:31:46:00	Sure. Again —

PG.81

WILLIAM ACKMAN:

09:31:49:00	Our goal here, by the way, is not to attack Allergan.

09:31:50:00	(OVERTALK)

BILL DOYLE:

09:31:51:00	— not to attack but just to point out to investors that, as Bill said, that there are risks in this business. We see here that, again, four of the top drugs comprise 64% of the revenue. If any one of these drugs were to succumb to generic competition or other issues, then it would make a big difference to the company.

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09:32:12:00	We also see that, notwithstanding the very convenient five-year management plan that Allergan has put forward, just after that five-year management plan we see significant patent cliffs looming for the company. In fact, affecting, you know, approximately 40% of the current revenue. This is revenue that has to be replaced just to maintain the existing base, forget about growing, into the future.

WILLIAM ACKMAN:

09:32:34:00	Actually, I want to spend a little bit more time on this page and sort of point this out. One of the glaring flaws in some of the analytical research we’ve seen is this view that the Allergan multiple is something that just goes along with the Allergan stock.

09:32:53:00	And I would argue that if there were an entirely durable portfolio that would be the case. But literally two years, three years after management plan ends, you know, this five years of compounded 20% earnings growth, by the way, which is basically coming from cost-savings that are spread out over that period of time, patent starts — stop — I’m sorry — patent expirations start occurring.

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09:33:26:00	And that is a very, very material risk for the company. And you’ve got to think very, very hard about paying a high multiple, you know, look at today’s multiple for the company in light of the risk of those expirations and what the impact obviously, again, this is a business with 80%, 90% gross margins. So you lose a drug to generic competition. It has, it’s not just the percentage of revenues you lose. It’s a much greater it’s a meaningful, much greater percentage of your profits.

JORDAN RUBIN:

09:33:55:00	Yeah. Lo—

WILLIAM ACKMAN:

09:33:56:00	Go ahead, Jordan.

JORDAN RUBIN:

09:33:56:00	—so losses of about 40% as illustrated here on this page would translate into over 100% of the company’s current profits because, as Bill mentioned, the gross margins are so high.

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BILL DOYLE:

09:34:11:00	So that describes the patent expiries. Another risk factor here is that these patents can be challenged. So you have the scheduled patent expiry. And in fact, the types of patents that are most subject to challenge are life extension patents. Patents on old drugs for new indications, new formulations.

09:34:27:00	And particularly for large drug categories that Allergan plays in, there’s a tremendous amount of incentive for generic manufacturers to, in fact, challenge in court every aspect of these patents. And we just

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saw Allergan lose a patent fight for its LATISSE product, a relatively small product. But this is an example of what exactly could happen and one of the risks that this business faces.

09:34:55:00	In fact, we see that this stock has been dramatically affected by these sorts of issues in the past. When there was a question about the exclusivity of RESTASIS in June of last year, we saw a dramatic drop in one week in the value of the company.

WILLIAM ACKMAN:

09:35:20:00	And let me make the point here—this is the risk of delay. The risk of delay is something unexpected and unanticipated happens that affects the

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value of Allergan and of course affects the price that Valeant is willing to pay for the company. And this is a imprudent risk for any legitimate board to take and the board, in my opinion, is not adequately considering this risk. This is a major, major concern.

09:35:35:00	I mean, you can, you know, in terms of a director’s obligations, yes, you want to maximize value. That’s a very, very important obligation. But more importantly you want to minimize risk of a catastrophic loss. And every day that goes, you know, everyday that happens there’s a risk. There’s a risk in the market, and there’s a particular, high degree of risk particularly with a concentrated portfolio.

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BILL DOYLE:

09:35:49:00	One of the most unfounded criticisms of Valeant has been the attack on their organic growth. Mike and Howard, I believe, will continue to address this issue and provide more clarity on exactly the organic growth. And part of that criticism has been, well, if there is some organic growth it’s all due to extraordinary price increases.

09:36:09:00	Fact of the matter is, much of Valeant’s business, certainly its OTC component, its brand of generics component, its component that’s sold directly to consumers, they have very

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little pricing pressure in those significant components. There is a small component which is the U.S. prescription businesses where they take typical price increases as does Allergan.

09:36:38:00	And so when we look at their business it’s not based on unit growth exclusively. We’ve seen in 2014 alone significant price increases in all of their largest categories, Alphagan, Combigan, Lumigan, RESTASIS, ten plus percent growth. So to—

WILLIAM ACKMAN:

09:37:02:00	In price.

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BILL DOYLE:

09:37:04:00	In price. So this is, again, an unfounded attack on Valeant. And an area where, if you think about it in terms of the risk in the Allergan model, these price increases the, the issues can’t go on forever. That’s the presumption. And so when we think about that the the growth in these products, this is a very important consideration.

WILLIAM ACKMAN:

09:37:31:00	If Valeant’s portfolio is much more like a consumer product portfolio and Proctor and Gamble can’t raise prices 10% every year: contact lenses, contact lens solution, you know—

BILL DOYLE:

09:37:42:00	Vitamins. Over the counter vitamins.

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JORDAN RUBIN:

09:37:43:00	Emerging markets business.

WILLIAM ACKMAN:

09:37:44:00	Right. These are not places, you can’t raise price in Russia at 10%, every year.

BILL DOYLE:

09:37:49:00	And so then we go back to the, you know, the sort of the corollary of patent cliffs. And that’s durability. Now we like the Allergan business. That’s why we’re investors and that’s why we support the merger. But when you look side by side, Valeant is a much more durable business.

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09:38:05:00	And in fact, by combining these two businesses together, the shareholders of Allergan will be owners in a company that has a much more durable portfolio. And the same thing goes for product concentration. Valeant has built the business based on many smaller products in many different markets.

09:38:26:00	And so the loss of of one product, the entrance of a generic in one particular category— first of all, the probability of that is much lower because it’s a smaller target for generic entrants— but if it happens the effect on the company, the overall risk to shareholders is much lower.

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JORDAN RUBIN:

09:38:51:00	And I think another thing to point out from this chart is Allergan’s - 60 - Allergan’s reduced durability puts increased pressure on their R&D program to infill the products they expect to lose over the next ten years. And with Valeant that’s just not the case.

WILLIAM ACKMAN:

09:39:08:00	Right, I mean, Mr. Pyott’s statements about taking R&D from $1 billion to $1.5 billion over the next five years, statements that were made prior to this bid, are defensive statements. Right, they’ve got a portfolio and they don’t know where they’re going to find the products to fill the 40%. So the solution is, “Let’s just spend more money,” which unfortunately because of the track record of their earlier stage business, R&D is quite disappointing.

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BILL DOYLE:

09:39:30:00	And this next chart just shows the improvement that shareholders can receive by the combination. A combined portfolio that’s more durable than the standalone Allergan portfolio and a combined portfolio that’s far more diversified and less dependent on any one particular product.

WILLIAM ACKMAN:

09:39:44:00	I mean, rationally one should pay a materially higher multiple for a business that’s more durable and more diversified. And time will tell.

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BILL DOYLE:

09:39:52:00	Now we’ll move to R&D. And there’s been tremendous discussion of R&D in the context of this proposal, an attack on Valeant’s R&D model. I think one of the great misnomers has been that Valeant does no R&D. The fact is that’s not the case. What they do is high probability R&D focused on outputs, focused on variabilizing the cost and not building large fixed-cost infrastructure to do that R&D.

09:40:17:00	But I think for a second let’s focus on Allergan’s model. They make a great deal of noise about the importance of this. Their guidance has suggested that they’re going to increase their R&D spend from $1 billion to $1.5 billion. And we just saw from the

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previous slides that they must somehow not only replace the products that they’re going to lose to patent expiries, replace products that they may lose due to patent challenges, but if they are going to grow in the future, they have to not only replace those products but grow the business.

09:40:58:00	And unfortunately this R&D function, notwithstanding the great expenditures is in large measure a black box to outsiders. We don’t get any project level expense guidance. We get essentially no guidance on expected returns from R&D.

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09:41:12:00	We see very limited visibility with respect to data disclosure, how the products are are performing in trials, you know, the occasional press releases highlighting one or two aspects. And we’ve seen a history. And Valeant is part of describing the facts surrounding this, as pointed out, the history of losses in the R&D program at Allergan. And then finally we see a compensation structure that is perhaps unique to at least all of our experiences that provides benefit for spend without any regard for the performance of of that spend.

WILLIAM ACKMAN:

09:41:50:00	Yeah, when I heard about this I think Jordan first told me that in the proxy this year, and I encourage everyone to

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read it, particularly compensation-oriented people, Mr. Pyott cannot get his target compensation unless he spends I think 16.9% of revenues on R&D.

09:42:15:00	And to get the reach level, I think he has to spend close to 18% of revenues. Imagine a company where management is compensated for spending money without regard to the returns on how that money’s spent. It’s the equivalent of saying, “Look, if you don’t spend 40% of your money on overhead, you’re not going to get a bonus this year.” I mean, it’s inane. I mean, it’s incredible and I castigate the compensation committee and Mr. Gallagher’s role in voting in favor of that package.

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BILL DOYLE:

09:42:46:00	And, you know, again, this is not something that the analysts have missed. There’ve been requests for additional disclosure. And if we go to the next slide, this level of disclosure is not unprecedented. Companies, and here’s just an example of Astra Zeneca, that are asking shareholders to consider the value of their pipeline and the impact of that pipeline on the future business, give lots of disclosure about what’s in that pipeline so that’s shareholders can make an informed decision.

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09:43:18:00	And here, again, I’ll just read this quote, “Given you had to set back both these expectations of products, Latisse for Scalp and DARPin since you talked about last year at your R&D date, how should we think about your commitment to this growth, and are you going to have to look elsewhere to drive this or are you still confident that you can grow Allergan organically from a revenue and earnings standpoint?” This is information that has been begged.

WILLIAM ACKMAN:

09:43:41:00	It’s a question that’s asked that’s not answered.

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BILL DOYLE:

09:43:41:00	Correct, correct. And, you know, we see this specifically with DARPin which has been toted as—you know, perhaps the great white hope in the pipeline. And, you know, another quote. “But if that’s the case, I guess I’m a little curious. Why were we so bullish on this product four months ago, five months ago? It made it seem like you had enough data to be very bullish on that product. And now you’re kind of saying, “Well, maybe we didn’t have enough information?” You just provided the information, then shareholders can make their own decisions.

WILLIAM ACKMAN:

09:44:09:00	All right, management has a track record for giving very rosy statements about the pipeline and then disappointing.

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BILL DOYLE:

09:44:16:00	And the shares fell 13% on the day that that data about the phase two data for DARPin was presented.

JORDAN RUBIN:

09:44:25:00	And again, that’s because shareholders understand that over the next 10 or 15 years, a lot of these products are coming off patent. And the company needs success like DARPin just to stand still, just to keep in place.

WILLIAM ACKMAN:

09:44:39:00	You look at, sometimes when a company is subject to a bid, people get very comfortable that what they own is just

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worth infinity and there’s no risk. But, you know, we, again, we try to stay very fact-based here. And this isn’t a business with significant risks. You know, Valeant is the first pharmaceutical company I have purchased at Pershing Square, we have purchased, half of our investors.

09:45:03:00	And not Valeant, sorry. Valeant was the first business I felt comfortable owning. But when we analyzed Allergan, that opportunity was not afforded to us, unfortunately, because Valeant wanted us to assist them in acquiring Allergan. We would not be an Allergan investor at today’s stock price without a Valeant bid or some alternative transaction because the risk and the valuation of the company.

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BILL DOYLE:

09:45:28:00	So the next two slides are from one of the prior Valeant presentations, but we thought it was worth just reemphasizing that, first of all, some of the R&D that Allergan is engaged in is exactly the same kind of R&D that Valeant believes in. These are low, relatively low-priced explorations of additional indications.

09:45:50:00	Valeant has said that they’re going to continue to develop the Botox franchise into new areas: Doing life cycle management of important products, finding new ways to improve their

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performance, and these can be done and should be done very inexpensively and there should be a very high probability of success. And this is exactly what Valeant does extremely efficiently. What they don’t do are the early-stage projects that are often—

ROY KATZOVICZ:

09:46:19:00	Well, they do them. But what the track record, let’s talk about it.

BILL DOYLE:

09:46:21:00	No, I said but Valeant doesn’t do it.

ROY KATZOVICZ:

09:46:23:00	Ah, okay.

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BILL DOYLE:

09:46:23:00	—Are the early-stage projects. They don’t bring projects into phase three unless there’s a high degree of confidence. And what we see at Allergan is a different sort of history. And again, Valeant has factually pointed out the number of failures.

09:46:39:00	And again, I think more generically what this points out is there’s just risk in this kind of programs. And it’s very difficult to bet on the future of any sort of pipeline that depends on success of a high proportion of phase one and phase two and pre-clinical programs.

JORDAN RUBIN:

09:46:56:00	And not only are these programs risky, they’re extremely expensive, as you can see from the prior slide.

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WILLIAM ACKMAN:

09:47:00:00	And then I guess the other point I would make is if the management team doesn’t tell you anything about them, right? You know, as a stock price goes up, at $162, at $116 a share, you’re paying a lot less for the black box in the pipeline. At $162 a share, you’re paying an enormous price for what’s in the black box. And you need disclosure and you need to have a track record. And as you get closer to the cliff, it becomes more and more important for the future value of the business.

BILL DOYLE:

09:47:26:00	And less likely that multiple will stand.

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WILLIAM ACKMAN:

09:47:28:00	Right. This is the slide I mentioned from the proxy; these are the thresholds for Mr. Pyott. It’s what they call R&D Reinvestment Rate of Annual Sales. The minimum in order to get his bonus is he had to spend 15.7%. Imagine if it didn’t make economic sense for the company to spend that money but he’d had to spend it just to get a bonus.

09:47:48:00	And to get the target bonus, he has to spend 16.9% of his, of the, sales of the company. At 17, in order to get the maximum bonus, he’s got to make sure that R&D expenses, you got to, you

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know, you got to call the team, “All right guys, time to spend some money. It’s December. We got to get to 17.9% to really earn, get my bonus.”

09:48:07:00	I mean, that’s just a horrible, could be the worst incentive structure I’ve seen in a compensation plan of any kind. I would call that the worst. You look at Merck, how does Merck compensate? How does their comp committee compensate, how does the board compensate their team?

JORDAN RUBIN:

09:48:27:00	Well, they’re focused on, R&D is an important part of Merck’s strategy. But they understand it’s not about what you spend, it’s about the returns on

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that spending. Which is why a return on investment and NPV or value creation are the components Merck evaluates in whether or not management is allocating R&D capital efficiently. It’s not just what you spend, it’s what the returns are. And Merck does a good job with that, as do many other Pharma companies.

WILLIAM ACKMAN:

09:48:55:00	I encourage you to read the Merck proxy and on the comp section and compare it with Allergan’s.

BILL DOYLE:

09:49:00:00	So just a couple of slides. On June 30th, Allergan issued a press release and had a webcast focused on some

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important programs in their pipeline. This information in many respects created more questions than any answered. And we focus on this in the context that over the last three years, despite spending $1.3 billion on acquisitions, and another $2.8 billion on R&D, it’s very unclear whether any of these programs will have a significant impact on the revenues going forward.

WILLIAM ACKMAN:

09:49:34:00	I think this is worth a little bit of the detail, Bill, because a lot of people care about it.

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BILL DOYLE:

09:49:38:00	So let’s take a look at DARPin. Because again, now first of all, regardless of your perspective on DARPin, Valeant has indicated that they will create a CVR. And I think that really means that they’re, when they engage with the board, they’re willing to engage and create any sort of structure that the board thinks is appropriate in order to transfer the substantive amount of that value to the Allergan shareholders.

09:50:04:00	Taking that aside, what was presented on June 30th was some phase two data from a relatively small sample size for a relatively short duration. There was no statistically significant data with respect to efficacy. So it’s still unclear whether there is going to be an efficacy benefit from this drug.

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09:50:27:00	There’s been a historic problem with inflammation. So a safety concern with this drug. That safety concern was seen again in this data. Allergan management has said that they are creating a new manufacturing process. And that manufacturing process should eliminate this concern. However, that’s another whole new set of variables.

09:50:48:00	So when you think about the program, they’re going to go directly into phase three with that manufacture with that new manufacturing process. But who knows whether it A) solves the problem

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or whether B) other problems are created. Maybe one thing to really think about here is whether or not DARPin is ultimately improved.

09:51:07:00	This is a market with two entrenched competitors. And whether that is being used from compounding pharmacies, essentially a generic-like already in the market. As the program, the DARPin program, has been delayed these existing products in fact have become more entrenched. And one of the questions raised by the press conference is that the comparison that Allergan is using for DARPin is Lucentis.

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09:51:35:00	Eylea is the product in the market that’s providing the longest duration of therapy. And there’s a big question that if you compare DARPin to Lucentis rather than comparing it to Eylea is that even sufficient data once the product hits the market for prescribers to understand where and when they should use the product.

09:51:52:00	And then finally, and this is what we attempt to show on the next slide, is that this is not just a market of two entrenched competitors and one potential new entry. This is a market, if we go to the next page, where there are a host of new products in the pipelines, many using different mechanism of action. We see anti-VEGF therapies, we see potential combination of products that are all shooting for exactly the same market.

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09:52:21:00	So with a program delay, maybe DARPin gets approved in 2018, ‘19, ‘20, about the same time when other products will be entering their advanced trials or entering the market. So this is by no means, you know, some sort of, a beacon of absolute hope for this product portfolio.

WILLIAM ACKMAN:

09:52:44:00	Bill, do you want to address the others? Or we think we’re limited on time?

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BILL DOYLE:

09:52:46:00	Well, the only thing I’ll mention for the others is, you know, these products may have nice, niche applications. I think the questions remain though about how big the categories will be and about what the pricing will be. There’s potential for generics in each of these cases. There are other products that provide similar efficacy, you know, maybe different dosing regimes. So while they may be nice products it’s very unclear whether again they’ll move the needle with respect to the overall revenue.

JORDAN RUBIN:

09:53:18:00	All that said, Valeant, if DARPin is everything Allergan claims it is, Valeant is happy to give the value of that drug to Allergan shareholders in the form of a CVR.

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WILLIAM ACKMAN:

09:53:30:00	And I think the other thing I would say is, the only way for shareholders to get that value is if the board of directors sits down and negotiate a deal. All right. This I think is a incredibly astonishing slide. And it’s very reminiscent. I know most of the people on the phone are not in the railroad business. But it reminds us of Canadian Pacific.

09:53:51:00	You got Allergan on the left spending 38.5% of the revenue on SG&A in 2013. Shire, their next closest comp, 810 basis points lower spend. You look at

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the average difference here, it’s you know, 1,200 basis points, 1,200 basis points on a $7 billion, you know, this is $850 million higher spend on average than the competition. That is an enormous number. And it’s a shocking number.

09:54:27:00	And by the way, we’re not the first people to notice it. And if you go back in time and you read the conference call transcripts, you know, “We’ve talked about bringing your — it’s 2012. We’ve talked about bringing your SG&A down to 35% or less, for the last couple of years. But I understand why are you spending as much as you did in terms of SG&A, but are you still thinking of taking SG&A down to 35%?”

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09:54:46:00	“What do you mean by medium-term and near-term? Because it’s been four years now you’ve been saying that. How should we be thinking about that?” That was RBC, Goldman Sachs. “But in your contingency plans, I’d imagine, this is July of 2013, there’ll be a lot of room to restructure given how high your SG&A ratio is. Can you talk about variable your costs are, how realistic it would be to ring down those costs?”

09:55:05:00	And again, Goldman Sachs, Jami Rubin, “And do you see a scenario we could bring your SG&A route to the low 30s from, what, 37%, 38%?” And here’s Mr. Pyott in 2010. “Maybe a last comment

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on SG&A. We said for some time now,” this is the third quarter of 2010, four years ago, “we expect this to gradually trend down into the mid ‘30s. As a company, we’ve historically been very high. It was 40% in 2010.”

09:55:30:00	“Now here we are in 2012. Well, clearly we’ve stated over the years that gradually the SG&A rates will come down into the mid ‘30s. Well, where were they in 2011? 40%. Going back to SG&A leverage, we’ve always stated our target in the midterm is the mid ‘30s, so I’d reiterate that. And clearly, this is not by cutting. It just means the rate of increase for SG&A is lower than the rate of sales growth, they were at 39% last year.”

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09:55:56:00	You know, and management admits the problem and they say it’s evolution versus revolution. You know, last year, “You’re quite right, we had very high SG&A ratios relative to the rest. So the good news is we have a lot more room for maneuvering.” This is a positive. He’s got room to maneuver than most companies. That will be helpful if we start to doing that form of scenario. That’s a brilliant answer to that question.

BILL DOYLE:

09:56:15:00	And I think one of the questions that we’ve been asked is, “Okay, they have a high SG&A, but if you cut that SG&A,

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can you continue, you know, all the good things? The growth of the products.” I would counter that high SG&A like this implies that there are lots of managers writing reports, writing PowerPoints, and in fact, this type of high SG&A often gets in the way of growth.

09:56:43:00	And in fact, if you contrast that to a highly decentralized model without the global marketing functions doing forecasts and reforecasts where the managers on the ground are actually making decisions about their business that you can run a much more efficient and faster growing business without all this middle management getting in the way of growth.

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JORDAN RUBIN:

09:57:03:00	And that’s exactly what you hear when you read reviews, public reviews that middle management at Allergan has given up the company.

WILLIAM ACKMAN:

09:57:11:00	What website is that?

JORDAN RUBIN:

09:57:14:00	GlassDoor.com. So I encourage you to go to that website. And you can read about, you know, I report to three VPs. I don’t know what each one of them does. You know, people here leave at 4:59. There’s no opportunity for growth. People who are looking for a place to hide though are happy at Allergan. People at Valeant, however, encourage you to look at the Valeant page on their website.

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09:57:37:00	The people who are happy are the people who want growth, they want responsibility, they’re happy to work long hours. The people who are unhappy are people who again are looking for places to hide. There’s nowhere to hide at Valeant. There are a lot of places to hide at Allergan.

WILLIAM ACKMAN:

09:57:50:00	Let’s talk about capital allocation. One, we think the companies thought about capital allocation, their framework, they’ve got it wrong. We think their acquisition track record is poor, or at minimum, questionable. And they’ve not managed the balance sheet intelligently.

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09:58:06:00	This is something, of course, we’re not the first people to recognize this. SunTrust in Q1 of 2011, “Can management better serve investors by maybe being more aggressive with cash deployment? Maybe even taking advantage of some of these lower rates near-term?” You know, a year later, Merrill Lynch, by the way, one of the, B of A, Merrill Lynch, one of the advisors to the company, “For David, for Jeff, what’s your philosophy in having a net cash position, whether you think that’s ideal?”

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09:58:29:00	You know, this is a leading question by an analyst. Louise Chen—Guggenheim (PH). “My question is with respect to your capital allocation strategies. Wondering if you could provide an update now, especially given your large cash balance, also your decision to potential divest your obesity franchise.” And now let’s— how do they think about acquisitions?

09:58:47:00

This is sort of interesting. “I was wondering though if you and the board are open to deals that create economic value and add to franchise value if they don’t meet that 10% revenue growth threshold.” And Pyott says, “We have no interest in buying, and I’ll

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exaggerate, a product for a company that only growing 2% or 3%, because all we would be doing is diluting already really strong internal performance.”

09:59:07:00	Valeant, interestingly, is willing to buy drugs that are going off patent in three years if they can earn a very high return on the capital in which they invest. And they think about every decision about investing capital in terms of how much do I invest, what do I get back in return. What Mr. Pyott is talking about is a headline growth number. It could be something very strategic, but he won’t even look at it if it doesn’t meet a headline.

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JORDAN RUBIN:

09:59:30:00	And I’ll highlight that Pyott’s philosophy is not unique in the pharma industry. And that’s one of the reasons Valeant has such an incredible opportunity to deploy its capital at very high rates of return.

WILLIAM ACKMAN:

09:59:43:00	The buyback program, best described by Mr. Pyott, “On share repurchases, over a long period of time. Our goal has been to hold the share account roughly flat.” And this is February 5th, 2014. “We’ll go up and down at the margin quarter to quarter, so the treasury is on the other side, if you like of the dilution caused by employees appropriately exercising their stock options.”

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10:00:02:00	By the way, that’s another interesting way to describe executives selling their stock. You know, so basically, the use of cash was simply to try to keep shares flat. It was nothing about creating economic value for the corporation. In terms of M&A, companies talked a game. You know, “we’re going to find places to invest capital with sufficient liquidity, enables us to be proactive with respect to business development.

10:00:24:00	Finding small opportunities that are very focused. You noticed I’m sure that we’ve been very active, fairly

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active and aggressive. Finding the larger opportunity’s a bit tougher. And very disciplined how we go about it.” I hope that’s true.

10:00:38:00	The company generated $4.4 billion of cash from operations, but only invested $1.3 billion over the last three years. Again, a question from analysts about leveraging the balance sheet. You know, “When we talked to investors some argue there aren’t actually many assets available in your therapeutic categories or in aesthetic or in derm. So it’s an issue. We’d like to be more aggressive, but can you find the assets?”

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10:01:04:00	Now just let me stop for a moment and add a comment. You know, one of the concerns we have is management seems to have a new framework for capital allocation. One, the old framework was let’s just buy back stock, you cancel the shares that are being sold by people exercising options.

10:01:22:00	The new framework, and that was, by the way, with the stock at $80, $90, $95 a share, but the stock at $162 a share, Mr. Pyott is talking about, according to press reports, $10 billion self-Dutch tenders and other such devices which would be premium acquisitions of stock at a premium to the highest price that stock has ever traded.

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10:01:39:00	It makes no sense. In terms of deals, the company, you know, historically small or niche things that fit into their core categories. But hasn’t been able to find a large transaction that’s made sense for the business. And frankly has no experience acquiring and integrating a large business or a large product portfolio.

10:01:59:00	But today, what’s changed since, you know, February 5th or since the October 29th, 2013 earnings call, we’re talking, companies talking about doing an acquisition. Not one that requires a shareholder vote, but one they can do only with the board’s approval. Bill, why don’t you talk through or, Jordan, the—

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JORDAN RUBIN:

10:02:17:00	Sure.

WILLIAM ACKMAN:

10:02:18:00	—acquisition.

10:02:17:00	(OVERTALK)

JORDAN RUBIN:

10:02:18:00	So if you look back at the largest acquisition Pyott’s ever made, he spent $3.3 billion in 2005 to acquire a company called Inamed. About a third of that business’s revenues at the time he acquired the company were in a product called Lap-Band, which is an obesity prevention drug.

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BILL ACKMAN:

10:02:37:00	Device.

JORDAN RUBIN:

10:02:37:00	Or device, I’m sorry. It was, subsequent to the acquisition, it was determined by insurers that this product was not effective and the insurers stopped covering this product. Now this is a very expensive procedure, it cost tens of thousands of dollars. So after insurers stopped covering a procedure, sales declined dramatically.

10:02:57:00	And ultimately, Allergan was forced to sell the business. They sold the business at only $100 million. So if you look— or $110 million. So they sold the business, it was a third of revenue when they acquired the company for only about 3% of the original acquisition price several years later.

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WILLIAM ACKMAN:

10:03:15:00	And the point I’d make here is this is a due diligence failure on the part of management of Allergan and the part of the board of directors. And I assume they didn’t do this transaction in a rush. I assume they did it, you know, in the ordinary course. Today, they’re under a lot of pressure because there is a deal on the table. They are trying to defend against the deal.

10:03:35:00	And, you know, fortunately, this was only a $3.3 billion acquisition. Imagine if they now go out and buy something for $14 billion, which is the

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headline number I’ve seen in the press. And they are rushing to get it done with a seller that knows they need to do a deal to “defend the company”. Continue, Jordan.

JORDAN RUBIN:

10:03:50:00	Sure. So another product in their portfolio is a breast product that Allergan still owns. If you look at the analysts’ projections of the sales of that product in 2010, those projections were 36% above actual sales of the product under Allergan’s ownership. So again, a product that underperformed, perhaps shows a lack of diligence on management’s part.

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WILLIAM ACKMAN:

10:04:17:00	Actually, it’s worse than that. The results were 36% below

JORDAN RUBIN:

10:04:21:00	So 50%, so the analyst projection were 50% above the results. The results were 36% below the projections.

WILLIAM ACKMAN:

10:04:28:00	That’s right. Bill?

BILL DOYLE:

10:04:33:00	So Sanctura, you know, it’s sort of an easier one to take a look at. You know, three years after the acquisition, the company essentially wrote the whole thing off. This is a company whose only major product line was the Sanctura Franchise. They expected peak revenues of Sanctura XR, between $300 million and $400 million.

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10:04:57:00	Generics entered. This is again, goes back to some of the risks that we talked before. And, you know, essentially, took the entire market. And this is a result of a Delaware judge ruling in favor of generic manufacturers and declaring Allergan’s Sanctura XR patents invalid.

WILLIAM ACKMAN:

10:05:19:00	Not as material, but makes a very important point about the risk of delay.

BILL DOYLE:

10:05:25:00	Yes, and the next one, you know, again is maybe among the more notorious. This is the acquisition of MAP

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Pharmaceuticals. This is the migraine therapy. Forty-six days after spending $900 million to acquire the product, knowing that the FDA PDUFA date, the evaluate date is just a short time away, they make the acquisition.

10:05:53:00	And the product is rejected. They receive a complete response letter. Since that time, they received two more complete response letters. The product is still not approved. The next response is expected sometime mid next year. This drug may eventually be approved. But I think there are a couple of questions here.

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10:06:15:00	First of all, just the the notion that you acquire a company like this with that kind of risk in the immediate future, and most of these issues were issues with manufacturing, and not having done the appropriate due diligence on manufacturing to understand that the issues are here.

10:06:30:00	Secondly this is in a category where there are other products. And other new entrants. And the potential new entrants were acquired by other companies for a fraction of this particular price. And by virtue of these delays, these other new entrants will be entering the market, you know, in some cases perhaps even before the MAP product.

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10:06:55:00	And then finally, a number of the Triptan products that were previously on patent are also becoming generic so that the palette of generic products available for patients is going to be larger. So even, you know, if and when this product does get to market, it will be a completely different competitive landscape than what they anticipated. And, you know, a real question as to whether they will make back their cost of capital.

WILLIAM ACKMAN:

10:07:21:00	And I can hear, this is a board issue, right? What board would approve a transaction on March 1st with a known PDUFA date out 46 days later and take the risk? What was the business logic you know, I’d love to understand the company’s explanation for why they did this.

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10:07:43:00	You know, again, the analysts here were prescient. You know, “I assume that Allergan is very confident in the approvability of the product on taxpayers sooner, but can you talk maybe more broadly how you protect shareholders of Allergan in the event of an undesired FDA outcome?”

10:07:58:00

“I think on my side if I look at the risk of delay, Mr. Pyott, beyond the PDUFA date, this is just normal with any program that exists, whether it’s our internal program and external. Of course, in this instance, we’ve been

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the partner of MAP from the very beginning. So our team and their team have worked hand in glove. So we’re very well informed.”

10:08:12:00	Okay, so this is a two-year partnership, they’ve been working hand-in-glove together, they know all the facts, they’ve inside information. This is not a rushed acquisition where they, you know, were competing to, you know, and to get something done in a very short period of time, which would be the case of their trying to do a defensive deal here. And it was a disaster.

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JORDAN RUBIN:

10:08:32:00	And again, I’d highlight none of these transactions were larger. At least none of these transactions required significant operational integration. And if you read the press reports, it sounds like Allergan’s—

WILLIAM ACKMAN:

10:08:44:00	These were products.

JORDAN RUBIN:

10:08:45:00	These were products, right? These were product bets. These product bets did not work out. Allergan does not have experience integrating a large acquisition into its base business.

WILLIAM ACKMAN:

10:08:59:00	So we’ve not been, these are not selective acquisitions. These are the largest acquisitions of Mr. Pyott’s

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tenure. This is the scorecard. I’m going to try to accelerate a bit, and we’re getting close to the end of the presentation, which I’m sure everyone’s happy with, but again, a lot of important material to cover.

10:09:23:00	So 13% by third-party ISS analysis that Mr. Pyott’s compensation is performance-based. That is an extremely low number. By the same metrics, 68% of Pearson’s compensation is performance-based, incentive pay. You look at in last year example the company achieved at 21.3% TSR. That sounds pretty good. Except the S&P was up 32.4% over the period.

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10:09:47:00	And then when you compare it to, and you got $14.1 million. The median compensation in the proxy, for the selected group by Allergan was $14.5 million and the average TSR of the competitors was 65.8%. It was a very, very good year for specialty Pharma last year. Mr. Pyott massively underperformed, was paid similarly. Look at Pearson. He made $7 million, got paid half of what Mr. Pyott got paid.

10:10:14:00	And last year, his TSR was 96.4%. Now, again, I don’t think looking at one year TSR is a relevant metric. But over the last six years, which is the term of Mr. Pearson’s, Mike’s track record, he’s blown away the performance of Mr. Pyott. And he’s done so with a less risky business model.

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10:10:34:00	And with a lot more skin in the game. Mike is locked up. He doesn’t sell stock. He’s locked up, he can’t sell until 2017. The vast majority of the [Allergan’s] senior management’s long-term equity compensations are time-vested options. There’s no performance trigger. They’re issued at the money. You know, Buffett has criticized this kind of compensation.

10:10:59:00	You know, the data this has granted, this is a very, very valuable option. As everyone knows who actually has to buy these for themselves, if you receive it for free, you think about it

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differently. And just you know, look at the standard for restricted stock vesting is a very, very low standard. It’s a 9% compounded return over a five-year period.

10:11:23:00	In the case of Valeant, they get zero, unless it’s 10%. And then we’ll give you a little more detail on Valeant in a moment. This we find very notable. Management and the board are running around telling people, or no, board I guess is not running around at all, they’re staying where they are. But the statement made by the board and the company is that this deal grossly undervalues the company.

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10:11:42:00	The company’s being stolen if it were sold at this price. But the board was still willing to grant a lot of options at $124 a share in February based on the guidance and I assume the budgets that management was showing the board. They thought that was an appropriate thing to do to grant pieces of the company to management, including Pyott got 257,000 options at $124 stock price.

10:12:07:00	By the way, that stock price would be a lot higher if the guidance they’re using now was the guidance that they disclosed at the time. You would if people believed it. Well, that was a gift to Mr. Pyott. I don’t understand how they can argue that it’s grossly undervalued, when that was appropriate from a compensation point of view.

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10:12:27:00	If you look at management compensation again, you look at Valeant, it’s what we call an all-in approach and they have minimum IRR thresholds and they need to achieve very high thresholds. These are annual compounded TSR returns. 10% to get vesting, and then with accelerated or increased benefits for achieving higher IRRs and then you have to hold onto the stock as opposed to sell.

10:12:58:00	We think there’s a material downside to the stock if this deal were to disappear or if something bad were to happen at Allergan and Valeant walked

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away, or the capital markets shut down and the banking system collapsed, things that have happened only recently. So downside versus unaffected price of $116 a share. There’s been a huge amount of volume, approaching 90% of the shares have changed hands since the transaction at prices of $160 or more.

10:13:15:00	These are event investors, buying expecting an event. These are sellers if an event does not take place. And you know, event investors are buying because they’re capable of analyzing certainty of a transaction. And people who are selling are the long-only people.

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10:13:44:00	Many cases, longstanding, major shareholders of Allergan that don’t believe. And the best evidence that people don’t believe the stock is worth the current value without a deal is the longstanding shareholders are the ones that are selling. We know a number of the names. Those will become more public in the 13-F that is filed August 15th.

10:14:03:00	So longstanding investors don’t believe the company can justify an independent value in today’s stock price. That’s where you’re a seller at today’s stock price. And these are people we believe who are also questioning whether the board is going to do the right thing.

10:14:16:00	And they don’t want to take the risk of the board and particularly in light of what appears to be clearly a scorched-Earth strategy. Releasing private emails I would say is about as scorched-Earth as you can get. And then let’s look at putting money where their mouth is. Well, there’s a lot of money being put there.

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10:14:33:00	And just the first quarter, again, this is a massively undervalued company, according to the board, Mr. Pyott sold $31 million of his stock. And these were not part of a 10b5-1 plan. These are not automated sales. These were sales he made after telling everyone what the prospects of the company were, what the guidance, 15% guidance.

10:14:54:00	He said, “Time to sell $31 million worth of stock.” But yet, today’s $172 look-through price is grossly undervaluing the company and a fair value of $220, again, undervalues the business. Let’s compare management selling to the peers. There’s Valeant, no selling and then Allergan with a $49 billion market cap has comparable insider selling to one or two of its peers.

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10:15:25:00	But clearly, these are votes against the value of the business, management cashing out. So let’s talk about the new plan. So in the fourth quarter conference call, year-end conference call, management had a plan of, you know, 12%, 15% mid-teens earnings growth. And then nine days later, they changed that to 20s earnings growth.

10:15:55:00	Now what’s interesting is that growth is not coming from sales growth. If you parse Mr. Pyott’s statements, he says, “And on many occasions,” this is July 31st, 2013, “I’ve talked about our midterm growth aspirations being about 10% sales growth.” On the May 12th special call, which was less than a year later he says, “Beyond 2015, we believe we will grow revenue at the double digits.”

10:16:18:00	Which in other words, is another way of saying, “Well, it could very well be 10% again.” Otherwise I think he would be a little bit more specific. And if

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you look at the revenue estimates before and after the plan, they kind of tweaked up a bit. But there are really no material changes in the analysts’ assessments.

10:16:37:00	So where is all of the growth coming from? It’s not really growth in the true sense. It’s really like fat burning off I guess is the right way to think about it. Which is again, that’s 39% spending on G&A is going to come to a lower level gradually over the next five years.

10:16:59:00	And you know, on years and years go by where Pyott does nothing about this, it’s only Valeant showing up where the company sounds like it might get a little bit more religion about costs. But this is not growth that you want to pay a multiple for, right? This is just fat coming out of the system. Once the fat’s gone, there’s no more growth coming from, you know. The earnings growth here, I think this is really kind of an important point. So I’ll reemphasize this.

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10:17:21:00	This is not high-quality earnings growth. This is G&A cuts that are being implemented over five years. And frankly, if they should happen, they should happen immediately, not over a five-year period of time. But they’re spread out to generate a projection of five-year compounded growth.

10:17:40:00	Again, to make the point, February 5th earnings call, Jeff Edwards, “Regarding the full year 2014, Allergan estimates growth between 12% and 15%, which is consistent with our aspiration of mid-teens EPS growth.” 12% to 15%, over 500 to 800 basis points higher, 97 days later. Why, if this was in the bag, would Mr. Pyott have sold $31 million of stock? Let’s continue.

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10:18:12:00	Mr. Pyott in a moment of candor on June 23rd at the Bio International Convention says to Reuters, “Our goal now is to give them most of what they want. We will raise earnings guidance further.” Now this is not a value creation strategy. This is frankly an accounting strategy. So if we want to go after someone for accounting issues, what I would say here is, talking about this as, you know, this is not a value-creation strategy.

10:18:42:00	Why does raising guidance increase shareholder value? It does nothing. And frankly, it doesn’t have a lot of credibility because, you know. One thing you see as a shareholder activist is you have to look at management statements for the five years preceding the activist showing up.

10:18:55:00	If all of a sudden, a few weeks after the activist says, “You know what? The company is very bloated, it’s inefficient, it’s not allocating capital properly, they’ve got wasteful

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spending”. And then management says, “You know what? We’re really interesting in focusing on our costs and capital allocation.” You have to take it with a grain of salt.

10:19:14:00	And once the threat goes away, in this case, the threat of the company being acquired, the discipline, or any potential discipline goes away. This we find interesting. Some of the more bullish analysts have increased guidance, you know, from 15% to 20%, which is what you know, management has told them to do. And that means a 24% increase in 2019 EPS, by the time we get there.

10:19:41:00	But the near-term price targets for the stock are up 67%. Now if these are up because of the potential for a Valeant transaction, we think these are valid. If these are up because guidance has moved up 5%, the company has not magically found a way to grow revenues by 5% faster.

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JORDAN RUBIN:

10:20:01:00	These are standalone projections of value.

WILLIAM ACKMAN:

10:20:03:00	Oh, okay. Good point.

JORDAN RUBIN:

10:20:05:00	So I’ve looked at some of these analysts’ models, and frankly, I don’t understand it. I don’t think there’s justification for this.

WILLIAM ACKMAN:

10:20:12:00	We don’t like to criticize analysts.

JORDAN RUBIN:
10:20:14:00	It’s true.

WILLIAM ACKMAN:

10:20:15:00	But, you know, we will point out that we want them to take a closer look at their models here because we don’t think the change in guidance. If the change in guidance were due to the fact that there was a new drug that was going to drive earnings by another 500 basis points per annum, then there would be a reason to change the value of the company, right?

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JORDAN RUBIN:

10:20:37:00	All the change they’ve talked about have been on the cost structure. Nothing they’ve said addresses the issue that in ten or 15 years, 40% of the business goes away. And in fact, as Bill mentioned, we’ve learned a lot about their pipeline in the past couple of weeks. And frankly, it’s disappointing.

WILLIAM ACKMAN:

10:20:55:00	One of the other things I find that’s remarkable is in the company’s press releases about, and Mr. Pyott’s statements about management’s track record, they include the increase in the stock price as a result of our purchases in the, you know, in the six days that got us to 9.7% of the company.

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10:21:12:00	We grew the stock from basically $116 to $142. And they used that $142 as the unaffected price. And they assert that today’s 26.8x P/E multiple is “Due to accelerated EPS Outlook from Mid-teens to Revised Guidance of 20% Five-Year EPS CAGR.” Essentially saying that there is no take-out premium in Allergan stock related to the VRX offer.

10:21:33:00	And I’m quoting an analyst here, “Given the stock’s reaction falling Valeant’s offers, we believe most investors would disagree.” The market has not decided to assign a five-multiple point increase in the P/E ratio to this company. And again, in light of the patent cliff profile, that is a very, very high price to pay for what is not an annuity.

10:21:53:00	Okay, so one other methodology issue we have with some of the way people are thinking about more erroneous reports

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we’ve seen, people say, “Look, the average historic P/E multiple for Allergan is 22, earnings are going to be higher, we take 22 times the earnings, and we derive where the stock price goes.

10:22:13:00	The problem is the reason we believe that Allergan’s P/E multiple has been in relative high to some of its competitors are because of some embedded opportunities inside the company. The most obvious of which is 1,200 basis points higher than peer average, SG&A expense. And the assumption is that at some point, they’re going to get around to cutting those expenses, or someone else will, a new management team will.

10:22:35:00	You know, that Mr. Pyott’s replacement might. And so embedded in the multiple is the fact that people think there’s actually greater earnings power here that’s being hidden by the bloated cost

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structure. Embedded in the higher multiples, the fact that Allergan has a relatively high tax rate, and there are potential transactions where that tax rate could come down.

10:22:54:00	And the last piece of course is that this is an attractive property, attractive company, and it could get acquired. If they’re successful in staying independent, and you know, cutting some costs, well the cost opportunity goes. The opportunity for inversions may be shut off sooner rather than later.

10:23:13:00	And the take-out, you know, this company defends against a deal with this kind of premium, this kind of strategic overlap, I think the take-out premium goes away. And we think that will take the multiple down to a much more appropriate multiple. And we think you have to look at the track record.

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10:23:31:00	You know, someone all of a sudden saying they’ve got religion, now we’re going to focus on cost efficiency and smarter capital allocation and business development — we’re going to do a great job, you have to look at the facts and the past. And the facts are not pretty in these areas. Now, Allergan apparently is going to re-revise. I think by the way, re-revising a bid, that’s a good thing for Allergan shareholders;

10:23:56:00	and that Valeant stepped up and paid what shareholders wanted to bring the board to the table. Unfortunately, the board did not cooperate. Allergan, I guess the 12% to 15% guidance to 20% has been kind of disappointing for shareholders. And they got a new plan, and we’re going to hear it at the earnings.

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10:24:15:00	We understand about the statements that there are going to be more G&A cuts. There’s going to be more R&D spending cuts. But basically, what is Allergan telling you? They’re telling you that Valeant is right. That they have not been efficient in the way they’ve run their business. They’ve not been prudent in the way they spent money on R&D.

10:24:35:00	And I think the most significant thing is it’s very difficult for a company to change its culture, particular with respect to cost discipline. Because unfortunately, costs in this case, a lot of the costs are people. And it’s, you know, difficult for a person who rose to the top of a company managed a business and built relationships, to make some tough decisions about who should run the business. And by the way, as a standalone business, it’s much more difficult to cut costs, because you don’t have the synergies of the combination.

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10:25:04:00	The $2.7 billion, by the way, that Valeant identified, it’s synergies from the combined business. And I talked about acquisitions. We’ll skip that for a moment. You know, obviously, it doesn’t make sense to do a a deal now. That’s a defensive measure. The buy-back I spoke about.

10:25:21:00	You know, buying back $10 billion of stock at the current multiple, when they could have bought back stock at half the price, you know, this is a value-destroying transaction. You know, here’s the stock buy-back track record. The company stepped out of the market when the stock was cheapest in Q3 and Q4 of last year. And now they’re talking about getting back into the market when the stock is the highest it’s ever been, and they’re going to have to pay a premium to buy back that much stock.

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10:25:46:00	You know, David is apparently, Mr. Pyott is kind of trying to get other companies to support him, I guess, in Washington. “I understand that if we were to succumb to this, then somebody even bigger is next on the menu. At least a lot of them will be afternoon snacks.” You know, our view is that mergers and acquisitions are not a bad thing.

10:26:04:00	If you combine two companies, you make a more efficient enterprise, it’s more profitable, as a result it’s more efficient. The detailing force has a better portfolio, products in their portfolio. The company becomes more competitive on a global basis. That’s capitalism. We think that’s a healthy thing.

10:26:19:00	And if more companies should be acquired and merged to take advantage of those benefits, then we think that’s a healthy thing for the markets. Let’s go to Q&A. I appreciate your patience.

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A lot of important material. And if I can be passed the questions that have come in and we’ll do our best to address as many of them as we have time for. Do our best. Okay.

10:26:43:00	I guess in reverse order, hold on — “Pershing Square relation’s at 25% plus margin of safety percentage at the moment, how confident can you achieve percentages by mid-August?” The answer is, you know, I think we want to get the biggest margin of safety that we can. You know, we’re going to deliver consents to the company once we are confident we’re where we need to be.

10:27:05:00	I think it’s too early for us to tell you where we stand on getting those consents. But I can tell you that shareholders are putting stock into record hands. You know, that’s data we can see, that we get from the company as part of our 220 demand. And that is important to kind of start the process. You can have one share, a hundred shares.

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10:27:27:00	But please speak to D.F. King about making that happen. And you can help us as well. Let’s see, we’ve got, “Why wasn’t Valeant able to deliver on Zovirax life cycle strategy?” I would call that a little too detailed for now. Look, let’s continue.

10:27:43:00	“Allergan’s history of using line-extension to avoid patent cliffs, look at the Allergan franchises over the last ten years. It’s not appropriate to assume these patents’ expiry will affect revenues the way you have done given their track record here.” It’s not a question. I mean, sorry, it’s really a statement. Bill do you have a comment on that?

BILL DOYLE:

10:27:57:00	Yeah, sure. Again, this is the kind of— product development that we like and we think Allergan has actually been

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good at and what Valeant is masterful at. However, there comes an end to that strategy as well. You can only reformulate a drug so many times and still differentiate it. And so I think it would be a mistake to assume that these franchises can continue to reformulate and go on forever.

WILLIAM ACKMAN:

10:28:21:00	We hope they can.

BILL DOYLE:

10:28:21:00	Yes, but again, this is the kind of R&D that’s good R&D.

WILLIAM ACKMAN:

10:28:24:00	It’s the fact that 37% of the revenues are subject to patent cliffs. And we want them to do everything they can to manage those exposures. Next, “Typical M&A transactions.” (UNINTEL) See a lot of (UNINTEL) projections from acquirer and from target and pro forma projections. Will we see SEC filing with projected sales and earnings for Valeant’s standalone and combined Allergan and Valeant?” I don’t know the answer to the question.

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ROY KATZOVICZ:

10:28:53:00	Often in the course of due diligence, when companies go into negotiations, there will be opportunities for them to share projections.

WILLIAM ACKMAN:

10:29:00:00	A little louder, a little slower. I know I talk fast too.

ROY KATZOVICZ:

10:29:02:00	Sure. If the companies engage in negotiations and they share with each other projections, frequently as part of a registration statement and proxy statement some of that material will come out. But until those negotiations proceed and the level of diligence and sharing of information is ascertained, it’s unclear whether that information will become available.

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WILLIAM ACKMAN:

10:29:25:00	Okay, actually, a point I wanted to make on a question that we had before in terms of timing. So right now, I would say the event investors are very, you know, putting shares into record name. We had a lot of those meetings this week. We have a lot of meetings scheduled with kind of the bigger, long-only institutions, index funds, major shareholders of the company.

10:29:46:00	And a number of them, you know, we think they will not make a final decision until they see where the proxy advisors come out, for example. So we think a very significant date here, and actually relevant to the matter is what you know, what the proxy advisors firms say, we have not spoken yet with Glass Lewis. We did meet yesterday with ISS.

10:30:08:00	I don’t know if we’ll have an opportunity to speak to Glass Lewis or not, I guess it depends on whether they

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do proxy talk or not. But in the case of ISS, they indicated a couple of weeks. And I don’t want to hold them to any particular date. But perhaps early, first couple days of August, we should see something from them.

10:30:27:00	That could, by the way, be a very, very material event in terms the way a board reacts. You know, seeing a third party’s point of view on how the board has handled the situation, the governance structure, the company, how the special meeting works, might be an event of significance. So we look forward to receiving that kind of feedback.

10:30:52:00	“You must be worried you will not even get the 25%. Why have this call at this time?” The answer is, this is an individual investor, we’re not worried that we’re going to get the 25%. But we think it’s important to inform shareholders about the issues, about the facts. And this is the most efficient way for us to do so.

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BILL DOYLE:

10:31:11:00	Yes, I think as we’ve talked to investors, there are some repeat questions that we hear over and over again. And this is, you know, a good way to disseminate this information.

WILLIAM ACKMAN:

10:31:18:00	Yeah. And there’s misinformation. I think an analyst wrote a report saying, “In order to be part of the consent, for the call of the special meeting, you’re locked out, your shares effectively become restricted.” That’s false. In fact, you are not. You’re free to trade. However, your shares you sell will not count toward the solicitation. “Why hasn’t this started?” I’m not sure what that means. But it has started. We have got definitive proxy agreements filed with the SEC. And we printed and mailed yet?

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ROY KATZOVICZ:

10:31:57:00	Yes, Bill, I think that the question is why hasn’t the board at Allergan engaged more than that it is.

WILLIAM ACKMAN:

10:32:01:00	Oh. (LAUGH)

ROY KATZOVICZ:

10:32:01:00	Why haven’t we started? And the answer to that, it’s starting. This is part of it.

WILLIAM ACKMAN:

10:32:05:00	Yeah, by the way, I look, I hope you know, we’re not allowed to talk to the board directly. I would hope in the spirit of being good fiduciaries, the board is paying attention to this call, listen to a replay if they’re not available to listen to the call. And this will give them an opportunity —

JORDAN RUBIN:

10:32:22:00	But we’re allowed to talk to the board. It’s their decision not to talk to us.

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WILLIAM ACKMAN:

10:32:26:00	That’s correct. I’m saying when I allow them, I mean, they will not permit us to. But here’s an opportunity for us to talk to the entire board. “Why doesn’t Pershing Square press Valeant to get more thorough disclosure to better evaluate ongoing, organic growth? Since segment disclosure for 10-Q is just developed markets and emerging markets, how can any investor get confidence if Bausch & Lomb is in fact set to grow 10% 2014, as Valeant has indicated?”

10:32:52:00	I think, so interestingly, Allergan’s last presentation was more almost like a due diligence request list. And I think you’re going to see, as Valeant has been very responsive in the past in addressing false information, actually it looks like Allergan’s gotten a little less confident putting out false information, and what they’re doing instead is just asking questions.

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10:33:11:00	So, I do think you’ll see a similar response from Valeant addressing the questions that were raised by Allergan. Now, I will also point out that Valeant gives massively more disclosure about its business and did so prior to this transaction than Allergan. And they are one of the only pharmaceutical companies that I’m aware of that gives organic growth measures and does it without, you know, acquisitions, without licensing. You know, Bill can give a little more detail than I, or Jordan.

10:33:43:00	“What level disclosure can we expect (UNINTEL) to Allergan the transaction happens?” Look, I think Valeant is probably reluctant to disclose anything they’re not prepared to disclose on a going-forward basis. But I would ask them that question on a call.

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10:33:54:00	“Why is Valeant’s P/E multiple compressed over the past three years? Why has Allergan consistently had a premium P/E multiple (UNINTEL) in the group?” Look, Valeant’s stock has been cheap over the last six years, right? The stock is up 26-fold if you include, if you assume reinvestment of dividends over the period.

10:34:13:00	And you could’ve bought at any time over the last six years and made a fortune. Which means the stock’s been massively undervalued, pretty much every period of time for the last six years. I think the fact that their multiple has been in the 13, 14 range over that period is due to some complexity in the business, in the accounting.

10:34:35:00	And it’s not your typical specialty pharmaceutical company. There aren’t a lot of comparable businesses to Valeant. And that as a result, it has a more boutique shareholder base. But it includes some of the best, or the most successful investors in the world as their shareholder.

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10:34:52:00	I look at Ruane Cunniff who’s the largest shareholder of, you know, the so-called Sequoia Fund. You know, when Buffett retired as a hedge fund manager in 1969, he recommended that people give money to Bill Ruane. And that was Ruane Cunniff and if I’m pronouncing it correctly.

10:35:08:00	And they have one of the best records of an investment firm over that 40-odd year period of time. And their biggest shareholding was Berkshire, I think, for most of the life of the firm. But today it is Valeant. And, you know, they are extremely highly regarded.

10:35:27:00	And I think they’ve, you know, good for them. Having been, a smart, early investor here. You know, we were — we missed it. We missed it frankly for some of the reasons why the stock trades were (UNINTEL). You know, I you know, we generally haven’t looked at specialty pharmaceutical companies.

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10:35:40:00	And we haven’t really looked a lot at acquisition-intensive businesses. And they require a lot of due diligence. And we had other things to do. And frankly, there is nothing for us to do (LAUGH) with Valeant. Right? We’re kind of an activist investor, we’re looking to help companies, you know, that have issues with management or strategy or cost structure or capital structure or capital allocation.

10:36:02:00

And, frankly, this was the past. Again, our bad. We could have made a lot more money with we should have done this instead of JC Penney. (LAUGHTER) I would say that would be my redo. No disrespect to JC Penney. We wish them well. But one of — we addressed also, particular transaction, we have a couple of dynamics. One is, when you

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have a major company accusing another company of accounting fraud and business fraud and organic, you know, the lying about Bausch & Lomb’s revenue growth, that can affect the stock price.

10:36:37:00	When you have a company acting in a scorched Earth — you know, burn-down-the-house — approach that makes people think that the deal, you know, may not happen. And then, of course, the event community that has meaningfully increased the short interest in the company, they buy Allergan’s stock, and short, there’s a more, a greater supply of Valeant shares.

10:36:57:00

“Why is 2014 valuation analysis relevant for value of Allergan when key R&D programs such as DARPin and (UNINTEL) glaucoma implant are not yet on the market?” Look, I would say here is, you know, we’re looking at the company. And drug companies will always have something in the pipeline.

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With respect to DARPin, again, that, you know, the design of that CVR was to give the value to the existing Allergan shareholders. Bill, do you have a comment on that, or?

BILL DOYLE:

10:37:23:00	Yeah, and I think with respect to the other — the products — as we described, they’re likely not large enough, including the glaucoma implant to move the needle significantly. They may be nice products, you know, we hope they ultimately get approved, and serve the niche of patients that can benefit from them. But it’s not going to make a big difference.

10:37:46:00	(OFF-MIC CONVERSATION)

WILLIAM ACKMAN:

10:37:58:00	David Maris, a known critic of the transaction, he’s got a paragraph here of questions. I’ll try to do my best. So “We were very complimentary about Goldman Sachs.” I guess he works for

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BMO. We like BMO. Just the other analyst at BMO has got the better view here. But, “You’re very complimentary about Goldman Sachs. You mentioned they are working with Allergan on their defense.

10:38:16:00	“So on the one hand, you say the defense tactics are underhanded and sketchy. On the other hand, you say Goldman is a top-notch firm that does things by the books. But you’ve essentially said that Goldman’s defense is sleazy. You ended up saying that they decided to get a fee. So do you really believe that Goldman will represent a client that it believes is doing something sketchy or untoward for a fee?”

10:38:33:00	I’m going to address this, and then if Roy, you have a comment. So I think very highly of Goldman Sachs. I would be shocked if Goldman Sachs is, has approved of the attacks on Valeant’s accounting, organic growth, house of cards, you know, the various things that have been thrown out.

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10:38:52:00	I don’t know the facts. If that’s the case, I’ll have a very different view of Goldman Sachs. But Goldman Sachs is kind of better than that, I hope. Interestingly, I encourage you to read the 14D-9, which is the response to the tender offer. And the investment banks here did not do a fairness analysis in the transaction.

10:39:15:00	They did not provide— they were not asked. They specifically disclaimed anything to do with fairness. I think if you were to ask Goldman Sachs if this transaction is fair to shareholders, they would opine that it’s fair. And the board chose not to ask Goldman Sachs that question, nor to ask B of A Merrill Lynch that question. Roy, did you have something else to add?

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ROY KATZOVICZ:

10:39:37:00	Yeah, should look at the way the banks have been sidelined in terms of their ability to provide full, accurate, a point of view from a financial point of view to shareholders, or point out that neither B of A Merrill, nor Goldman Sachs were asked to opine on Valeant’s accounting, and so forth.

10:39:56:00	And the two other firms were brought in to undertake an underwriting from the outside with no access to public information, notwithstanding the fact that Valeant has stood ready during the period to enter into meaningful discussion. So the reality is Goldman Sachs and B of A Merrill have been put in a box. And we can see that very plainly in the tactics—

WILLIAM ACKMAN:

10:40:17:00	If I were at Goldman Sachs, I’d be squirming, that’s the way I’d be reacting here. So you said that all

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analysts, this is Mr., I’m going to give David Maris the floor here, because he’s the most critical, so I think it’s useful to do this. You said, “All analysts think Valeant’s shares would go up substantially if this transaction closes.”

10:40:34:00	“I’m an analyst and I do not agree. I believe that many Allergan shareholders would sell their shares immediately. And many funds have told me they’re only in Valeant for the chance it pops. And then they would sell. I expect the arbs would do the same.”

10:40:47:00

Okay, so it’s a good question. Okay, let me help Mr. Maris here. So what’s interesting is some people say, “Well, the long-only people were used to a different model are going to sell Valeant.” And they may. And by the way, we think a lot of them have

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already. That’s why 90% of the shares have changed hands. And those are people who, I think, are not confident that $162 a share represents fair value of the company as an independent company.

10:41:12:00	But the good news here is we got a transaction where there’s a pot of cash, $72 a share, and there’s a pot of stock. And shareholders can elect either. We’re electing stock on worse terms. But I would say if I said “all of the analysts believe,” I don’t think I said that, I think the preponderance of the analysts and the market people believe that if this transaction happens, the stock price is going to go up.

10:41:35:00	What that means is when people make an economic decision about choosing between consideration they will opt for

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the stock, because it will become more valuable than the fixed amount of cash. That will make the stock the scarce asset in the transaction, which will enable anyone who wants to get cashed out in the deal probably to get cashed out.

10:41:53:00	But of course, the good news is we’ve got the event and arbitrage community who are playing an increasingly significant role here. According to our proxy solicitor, D.F. King, they believe that Arbs now own approaching 20% of the shares, not including Pershing Square. And that number will get materially larger as the transaction certainty increases.

10:42:15:00	And the beauty of that is the deal spread here will narrow. You know, recently, we sold Beam. We were a longstanding shareholder of that

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company for four, five years. And the deal spread was basis points once you got to certainty. And the Arbs aren’t all going to go sell.

10:42:33:00	You know, the Arbs that don’t really have a view on Valeant, they’re long Allergan, and they’re short the Valeant shares they’re going to receive. And so they’re not, you know, in a position of dumping the stock. So anyone who wants cash here, this is going to be one of the more liquid stocks in the world that combined enterprise.

10:42:48:00	It’s going to have a hundred, you know, based on our assessment of value, 100-plus, $120 billion, $110 billion market cap. Anyone who wants cash can get cash. They’re probably better served to wait till the transaction closes. And maybe wait further.

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10:43:02:00	But if they don’t believe in the business, they can sell. And they’ll make a lot of money. And by the way, the best evidence that the stock will go up is that when the company attacks Valeant and the deal looks less likely, it goes down. As we make positive steps toward getting the deal done, the stock has generally moved positively. Those are kind of suggestive where it goes.

10:43:19:00	“You keep mentioning,” this is Mr. Maris, we’ll give him the floor, “You keep mentioning the unaffected price, which is an arbitrary and silly starting point. There are other shareholders that bought. And most that did not sell, despite the share rise. The appropriate starting point is the day before the announcement.” Well, don’t really understand this one.

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10:43:39:00	Other shareholders that bought, most of them sell. But the day before the announcement we drove the stock from $116 to $142 in six trading days. And we put that exhibit and we now— why do we have to do that? Because there was a limited number of days we had before we had to make a disclosure.

10:44:00:00	So we bought an enormous part of the volume. And I would encourage Mr. Maris to call his trading counterparts at BMO and ask them what the impact of our buying, whatever it was, 40% of the volume was, and the most amount of stock on the last day, up to the last moment, including in the specialists market-on-close for the last day, what the impact was on the stock price. And I think you’ll learn a little bit about these dynamics.

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10:44:31:00	And Mr. Maris has been pretty harsh on us, so it’s only fair for me to address his questions. “You just said that Valeant has a more durable business. So you’re acquiring a business that is less durable. And you said that the market will want to pay more for a durable business. If so, how do you explain how the market’s persistently given Allergan a much higher multiple, and Allergan’s debt would be much higher grade than Valeant’s.

10:44:49:00	“That is, the market seems to be saying quite clearly that Allergan is a superior business model. In addition, I’m not aware of any drug company that’s approached Valeant to hire Valeant.” Okay, well, that’s good that you don’t know, because then you would have, you know, information that you probably shouldn’t be writing your reports about.

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10:45:02:00	But the point I would make here is a couple of things. Valeant offers much fewer opportunities for optimization. If you understand what the point I was making before. We, as a shareholder activist, we look for cases where there’s an opportunity.

10:45:19:00	There’s a lot of corporate fat that can be cut, or companies not allocating capital effectively. Valeant has been a stellar example of a company that is incredibly disciplined. You know, they run a pure zero-based budgeting operation. You look at their U.S. kind of senior management headquarters, if you want to call it that, it’s a converted Y.M.C.A. building in Madison, New Jersey, no disrespect to the headquarters, but it certainly looks like a low-budget operation.

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10:45:45:00	The point here is, there are not a lot of costs that can be cut at Valeant. They are really good at allocating capital. The business has really been optimized. And I think, however, it still deserves a much higher multiple. And the reason for that is the best evidence is the past. What they’ve achieved. But the complexity— we believe after this transaction happens, the visibility that Valeant is getting, a much broader universe.

10:46:11:00	We think the stock will trade at a meaningfully higher multiple. Valeant is acquiring a less durable business than its own. That’s really the case. You’re buying a product portfolio that’s more concentrated. The combined business however will be still 75% durable. And the strategic overlap, the benefits there, the cost synergies from the combined businesses, you know, these are things that— this is why this makes sense.

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10:46:38:00	But I appreciate your questions, David. I look forward to meeting you some day. Okay. “Please explain structure of CVR for DARPin.” Well, I’m going to defer on this one, I’m going to say the following. The very brief version of this is that Valeant commits to invest up to $400 million. It’s overseen by an advisory board comprised of scientists proposed by both companies to make decisions about whether to continue to invest based on data that comes back.

10:47:03:00	There’s a 40% revenue share to the Allergan shareholders. So Valeant puts up all the costs. Allergan shareholders retain 40% of the revenues. And then obviously we’ll own 44% of the combined companies, the balance, 60% of the revenues, will be owned 44% by, in effect, Allergan shareholders will become Valeant shareholders.

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10:47:24:00	But this is just a proposal. And if the board were to sit down and say, “You know what? We want to extract more value from DARPin. You know what, we think we should partner DARPin with someone else and just cash it out.” I think that Valeant would be very open to those alternatives. And they’ve said as much so. They’re open to a better CVR and they’re open to another transaction.

10:47:44:00	“Have you spoken to John Paulson? Can you update us on this? Do you know if Carl Icahn might also help in this merger?” So we expect to speak to all of the large shareholders, but we also expect to keep those conversations confidential, because that’s really the appropriate thing to do. Carl Icahn, I’ve, we’ll see. You never know with Carl now that we are hugging buddies.

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10:48:05:00	Okay. Most important question for me, “Can you please explain one thing? Why is it that Valeant is the only, I emphasize only company in its universe that doesn’t provide sales data for its product?” For its products. And I think Valeant, I think said that they would give data on the top 15 products. But what you will see and, I expect you’ll see that in the earnings call, is those don’t represent a particularly meaningful percentage of the company’s revenues.

10:48:33:00

And one of the things we like about Valeant is they don’t have a lot of exposure to any one drug. You know, if you’ve got four drugs that I want to see sales data, that’s a really relevant metric. But when you got

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1,100 products, you know, it’s like, P&G doesn’t give you data, on every product in their portfolio. You know, but Bill, do you have a point there?

BILL DOYLE:

10:48:52:00	No, I’m the exact, same point. I would expect to see more information on the top products going forward, because they are attempting to provide the data that people are asking for. But again, it’s just the portfolio makeup is just so different than a concentrated pharama portfolio.

WILLIAM ACKMAN:

10:49:09:00	That’s right. “Good morning, Bill. Great delivering Alpha speech yesterday.” Okay, I like this person. “To more important things, what is your assumed timetable when this deal gets done?” The answer is, it depends on when the board comes to its senses. I believe that this board has legitimate people on it. I happen to know one person removed from a couple people on this board that assure me that, you know, these are honest people.

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10:49:39:00	Certainly the ones that I know one person removed, are honest people. And I’m sure the others are. This is not, we are not attacking the character of the people on this board. They have not, if, again, we’re attributing the company’s actions from the time of the announcement of the deal to the board of directors.

10:49:57:00	Because the board of directors ultimately is, we hope, controlling how this process is underway. And so therefore, we’re holding the board accountable for how things have been handled at this point. We think they’ve been handled inappropriately, my letter yesterday. I think that, now if I can speak to the directors directly, I would have a better sense of this.

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10:50:18:00	But hopefully, if they are sensible and they recognize they have a duty to carefully analyze the Valeant proposal, which doesn’t mean asking Goldman Sachs and B of A to do, not to do a fairness analysis of a transaction based only on public information, okay? That’s not meeting the standard of care that’s required here to meet their fiduciary duties.

10:50:43:00

This is a complicated situation. This is a company that has complex financials. There are legitimate questions that are asked and can be answered by Valeant and by accounting professionals and by data on individual products. You know, so I just think there are, if the board is going to act in good faith here, now if they want to

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go on a fishing expedition, and they well, their whole purpose of meeting with Valeant is let’s try to find facts that we can throw out publicly to blow up a transaction, you know, that’s not the right approach here.

10:51:19:00	If they want to, you know, they have legitimate questions about the business, they should ask them, get them answered. They should have their advisors work on them. What I would do is I would have Goldman Sachs, you know, they have done a lot of due diligence that they’re not allowed to share at this point with Allergan, because that was due diligence obtained when they were representing Valeant.

10:51:38:00	But, you know, I think that with the board, look, I think it depends on how shareholders react. I think once we call a special meeting here, well, I

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think for the first and in terms of events, we’ve got a couple of events. We’ve got Valeant’s earnings. That’s going to be a relevant measure. How is Bausch & Lomb doing? Addressing some of the questions that were raised. How is the company doing?

10:51:59:00	So I think that’s an event, if I called it. I think the next significant event around the same time is ISS. I think ISS will weigh in. We’ll have a point of view on whether this special meeting should be called and what shareholders should do.

JORDAN RUBIN:

10:52:12:00	And Glass Lewis.

WILLIAM ACKMAN:

10:52:14:00	Okay, hold on. And then Glass Lewis, we’d be happy to do a proxy talk. Although this is about as long a proxy talk as I think they could possibly allow. But I’m not slighting Glass

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Lewis, we just met with ISS yesterday, they’re top of mind. I’d be interested to hear what they think of this transaction and the implications of, for example, these bylaws to corporate America.

10:52:33:00	I think that’s an important and I think the board will read those reports pretty carefully. The 13F will be interesting, August 15th. You’re going to see what the ownership, how much ownership has shifted and what the owners are. I think hopefully by mid-August, we’re going to be in a position to start delivering consents needed to call the meeting and start the clock.

10:52:56:00	And that starts 120-day clock. I don’t know a prudent board of directors that would wait until the end here. I, again, I don’t think they would be observing their fiduciary duty to wait

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for the board to change hands, if you will. And in fact, change control of the board to a new group of independent directors. But this board may. And we expect a majority of the board will change hands and new directors.

10:53:29:00	Or at least the shareholders will ask for that, you know, six directors we hope, expect, ask to leave. But their shareholders six new directors will be proposed by the shareholders and we’ll see what the board does. They can make it easy by just putting them on. They can make it hard by making us go to the court.

10:53:45:00

Those are, you know, some of the timeline elements. But I think somehow between here and now, I mean, I’d be shocked if this board is not starting to sit down. But, you know, I’ve been shocked by some of the way they’ve

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behaved to date. So you don’t know. Okay, “Can you clarify you’ve indeed mailed your consent solicitation to Allergan shareholders, and if you’ve in fact done so, what is the date you’ve received the first consent?” Roy, what’s the mailing status?

ROY:

10:54:09:00	We’ve in fact begun distribution of materials. They’re going through a variety of different methods of transmission. We have already begun the consent process. We’ve only gone definitive as of last Friday. That process includes having people shift shares into record ownership as well as filling out a series of letters and exhibits. And that stuff takes time, it takes longer than the less than seven days that we’ve had.

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WILLIAM ACKMAN:

10:54:38:00	Okay, but we’re on it. “How long is Valeant committed to do this deal before they do other transactions? Are they legally obligated to stick with it for a certain period?” No. They are not legally obligated to stick with any period whatsoever. And that is a grave concern. And it should be for every, you know, person who owns Allergan stock.

10:54:56:00	Look, by the way, even if you want to sell the company to someone else, you don’t want Valeant going away, right? You want to tie, you know, you got a live bidder here prepared to pay a high price, prepared to negotiate an even better deal, prepared to negotiate a merger agreement. You can lock up Valeant if you’re a good negotiator, and you can create some optionality for the company for only the cost of a breakup fee.

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10:55:17:00	And at a minimum, that to me seems, you know, I don’t know what Mike Pearson would think of my saying that, but I do think, again as a Allergan shareholder, I think that’s how the board and the advisors will try to structure a transaction. And that will create the opportunity for somebody else to come in with a topping bid. And there’ll be a negotiation, of the breakup fee.

10:55:33:00	But there are kind of standards for what breakup fees should be. But look, what Valeant has said very publicly that they’re very committed to do this deal. Mike Pearson is a very persistent guy. And they’re, they say they’re patient and they’re willing to work within the confines of the process. You know, I don’t know.

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10:55:51:00	If we fail to call a special meeting, no one shows up, they’re stuck and the board delays this thing until September of next year or, you know, if shareholders show no interest in assisting Valeant in getting a deal done, yeah, they’ll probably go do something else. I would if I were they.

10:56:08:00	But if shareholders step up and assist us in calling a special meeting and, you know, one thing that shareholders could do that would be very helpful here, write a letter to the board of directors. Pick up the phone and call people you know on the board. You know, they may or may not take the call. But you want to get the message here that this is a very, very important situation.

10:56:27:00	There’s $50 billion of fiduciary capital at risk, the board is responsible for. So I’d like to see

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this handled differently. “Mr. Ackman, assuming the deal gets done, what is the next set of objectives for Valeant moving forward? We’ve contributed seeking future M&A opportunities by the company after this deal?”

10:56:44:00	We hope that’s soon. We expect to be a major, longstanding shareholder of Valeant. We’ve been, we were incredibly impressed by Valeant’s business. We did that due diligence before deciding to go ahead with this transaction with them. We’ve got locked into owning stock in the combined company. We’ll be a major shareholder of Valeant going forward.

10:57:07:00	But I can say I’ve only become more impressed with the Valeant team and a much broader group of the Valeant team that I work with very closely along with my colleagues. And we look

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forward to working with them in the future. “Since you took the questions, which I think are important ones you addressed, you can feel free to mention by name, they were not questions designed to be critical, but to get some insights for investors. Long webcast, but I give credit for taking the questions.”

10:57:35:00	That’s from David Buck from Buckingham. Thank you David. Sam Sabback. I’m going to take all the questions. You can hang up if you want, I’m not going to take all the questions unless they run out of time. “Bill, I missed most of the call.” (LAUGH) It’ll be on— it’ll be up on replay. But question, “At some point, Allergan will realize the writing’s on the wall, will be unceremoniously handed over to Valeant (PH).

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10:57:54:00	“At that point, Allergan has no choice.” By the way, this is not someone I know, Sam Sabback. But, “No choice but to run an auction and that obviously creates risk for a Valeant deal. Allergan appears to be adamant. They have not tried to sell the company. Recently you have intimated that their company would do well on a platform like J&J’s. They ran an auction earlier, than they would have lost the optionality and Valeant’s stock possibly going down and the reception of their value creation plan.

10:58:14:00	“Soon, my best guess being September, they should initiate an auction. I think it would make sense for Valeant to preempt that. Lastly, Allergan could care less what Arbs say. They will only listen to what their key, long-term shareholders think. I would be thrilled to hear your views on this.”

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10:58:27:00	I do think they would be, I think they’ve already made some efforts to reach out to various parties. That’s certainly what we heard in the press and through the kind of community. Don’t know whether that’s true or not.

10:58:42:00	I think the unfortunate thing here is what key long-term shareholders are telling us is that they don’t care what the key long-term shareholders think. And we’ve heard this from people, obviously we spoke to management. And I don’t, maybe even some of them, have gotten to board and have gotten a similar reaction. I’m not sure, I don’t know that.

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10:59:00:00	But certainly, management has made clear they don’t care. And that is a very sad state of affairs. And, by the way, the best evidence that they don’t want to hear what shareholders have to say is how they’ve made it very difficult for shareholders to say what they want to say. David Maris retracts the final question, “Why not live Q and A and only proposed questions? Seems like you want to cherry pick questions.”

10:59:21:00	No. I have answered every question that I have received, unless I’ve somehow missed an email. I answered every one of David Marris’ questions. This is from Katie Brennan. Perhaps she’s in the compliance department at BMO. Okay. Next. “If the largest outstanding question about Valeant’s business model is its ability to generate organic revenue growth, why doesn’t Valeant welcome the opportunity to let B and L acquisition annualize and allow investors to see and calculate the organic growth themselves?

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10:59:49:00	“It seems as though if Valeant could demonstrate a true ability to grow organic growth sales instead of hiding behind acquisitions, a deal would be met with less opposition.” I think that’s true, that if Valeant just stopped doing business and focused on its core business and waited for everything to kind of annualize and season, it would be easier to understand the accounting for Valeant, and in a couple years, when the 10-K is filed, you’d have the result.

11:00:12:00

The downside, however, would be that they’d miss out on a lot of opportunity between now and then. And I think weighing those two alternatives, I would be pretty livid as a shareholder of Valeant if they were sitting around

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trying to prove a point to someone who doesn’t want to do their work on the accounting for the company. And, so, that’s how I kind of think about that issue.

11:00:31:00	But they have, one of the points they did make, and perhaps we’ll see some of this beginning in the second quarter, is they are less acquisitive right now. And, so, you know, over time, GAAP earnings converge on their cash non-GAAP earnings with fewer acquisitions. “Thanks.” Oh, no. That wasn’t a question. It was in the subject line. “When do you expect I.S.S. to issue their comments?”

11:00:56:00	We think in the next couple weeks. Okay, so, that appears to be, I want to make sure I, I did get all of them, didn’t miss one. “Clarify, hold on.

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I’ve answered every question except for the, “Why wasn’t Valeant able to deliver on a Zovirax life cycle strategy.” Bill, do you have a point of view there?

BILL DOYLE:

11:01:28:00	No. I think that’s a better question for the company to answer directly.

WILLIAM ACKMAN:

11:01:33:00	Let’s see. Is there anything we’ve not answered? I have, there’s not a question that we have not answered. If you’d like to ask a question, Mr. Marris, if you have another question, we welcome it. Here’s a new question, just popped up. “More clarification needed about what seems to be an inherent contradiction in the story that Pershing and Valeant have been telling about how Valeant’s different.”

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11:01:55:00	Someone asked a version of this, but here’s the main thing. “Since Valeant doesn’t do risky innovation, they’re left buying the drugs from others. Like this Allergan acquisition, for example, or acquiring Ortho from Janssen or Dermik from Sanofi. How can they then turn around and say those companies don’t have durable products when all the so-called durable products that Valeant has were themselves acquired from those same companies? Do you honestly, deep down, believe that Pfizer, J & J, Merck, Roche are run by idiots who don’t know how to manage these drugs and only Valeant knows how to do it to make them durable?” Bill?

BILL DOYLE:

11:02:28:00	Sure. So, what makes a drug durable? First of all, all of the consumer products that we’re talking about, if the drug is an OTC product, if it’s sold in a drugstore, we consider those much more like consumer products and essentially durable.

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11:02:46:00	We also look at drugs that are so small that they don’t attract generic entrance as durable. Most large companies — and I don’t think the managements of all the big pharma are idiots — but it’s a fact that they, in large measure, pursue a blockbuster strategy and they will divest the so-called tail or mature product assets. These are assets that Valeant loves and that they acquire and that they manage.

11:03:09:00	They also have products that for which the patents have already expired. So, whatever the generic factors that are going to take place have already taken place. So they have those assets. There are also certain categories of drugs that are just harder to provide a generic entrant. These happen to be topicals, a lot of dermatology products where there’s not a pure A-B substitution but where some clinical trials are required and some formulation expertise is required.

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11:03:36:00	The dermatology business of Valeant and the ophthalmology business has a number of of these types of products. So, it’s not related to the source of the product. It’s related to the characteristics of the product. And then, we can go to the international businesses. The branded generics businesses look a lot, again, like C.P.G. products. And the pure generic products are, by definition, already generic.

11:04:01:00	So, those are the products, and I’ll go further — the device products, you know, so surgical products from Bausch and Lomb where there’s significant surgeon preference that’s involved, less to do with generic entrance, those are the products that make up the 85% at Valeant.

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WILLIAM ACKMAN:

11:04:20:00	And I think it’s actually worth a comment. The notion that Valeant doesn’t develop drugs is also false. I think Jublia is worth speaking about. I think there’s, you know, some interesting things there to talk about.

BILL DOYLE:

11:04:30:00	Yeah. So again, this has been one of the great I’d say misnomers in this process. Valeant does do R&D. What they will not do is speculative R&D or the kind of R&D where it’s a shot on goal, and so you do ten products hoping that one will hit and pay for all the other failures.

11:04:52:00	They do products, pardon me, projects that tend to be the line extensions of existing projects, reformulations, taking something that’s a cream and

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turning into a gel so it has better efficacy and better patient experience. When they acquire companies, they will look at the portfolios that they acquire and they usually do this — I shouldn’t say usually — they do do it with the acquired R&D teams. And, again, for someone who’s doing R&D, this is not some sort of a mystical activity.

11:05:25:00	You can look at any portfolio that a researcher is involved with and, based on the data at hand, describe the ones that have a high probability of success and the ones that have a low probability of success. The difference is Valeant draws the line with respect to which products it will undertake going forward at a different place than many, and in fact most, other drug companies.

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11:05:48:00	Because the strategy is fundamentally different. And those projects that are higher risk, they’ll sell. They’ll partner. And interestingly, in a lot of cases, there’s no one to buy them, which tells you something about, you know, what was really you know, determined with respect to to the value.

WILLIAM ACKMAN:

11:06:03:00	Okay. Actually, there are some questions I missed that came in last night. So, let me get to those. “As a longtime Allergan shareholder, it seems quite obvious to me that from a management pipeline, brand, customer, and image standpoint that Valeant has little to offer Allergan. What I do hear is about synergies and cost savings, most notably the tax savings enjoyed in part by Valeant’s Canadian tax rate.

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11:06:26:00	“I was wondering if you could compare the cost saving that would be obtained for Allergan through a Valeant acquisition versus the costs associated with the interest expense that Valeant has to pay because there are so leveraged. Not clear to me the comparison there. There have been articles published recently that show Valeant’s debt potential to be well north of $30 billion if this acquisition would go through. Even at a modest interest rate in their outstanding debt, one would have to assume it very costly and probably offsets much of the cost savings earned through the tax break.

11:06:54:00	“I ask that you please be clear and not muddy the waters with additional information on cost savings attributed to overhead or R and D. I specifically want to hear about the comparison of

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the savings due to decreased tax rates versus the interest expense associated with the excessive debt that seems to continually accumulate by Valeant.” That’s a complicated question. Let me see if can try to get to what the person is asking about.

11:07:20:00	So, Valeant has been a very disciplined allocator of its capital. And what that means is they think, number one, about every dollar they spend in terms of costs. They think about every dollar they spend on, you know, they think about a cost as an investment. Is it worth hiring this person? Is it worth buying this printer? Is it sensible to print on both sides of a page instead of one? I mean, I’m giving extreme examples. But, you know, do I make Bill pay for the burrito or if he wants a burrito, or should he just eat the salad like everyone else is eating?

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11:07:53:00	You know, that’s the cost side of it. On the investment side of it, it’s an R and D analysis, you know. It’s an outsourcing analysis. Should we do this internally? Should we outsource to someone else? Is this something that is proprietary or is this a commodity? Can we get better quality outside or equal or better quality outsourcing something that we can do ourselves?

11:08:14:00	That’s sort of the — but I think they think about — sort of taxes in the same way. They want to be efficient in the way they operate their company. You know, Valeant benefits by being a Canadian company. They have the ability in Canada and I think we’ll probably get there in the United States or pretty much every company’s going to leave based on what we’re seeing today.

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11:08:35:00	Of, you know, in the United States, if you’re a U.S.-based company and you make money overseas you have to, if you want to bring that money back to buy stock and pay a dividend, you’ve got to pay U.S. corporate-level tax on the difference between with local tax rate and the U.S. corporate tax. It’s basically how it works. And, as a result, a company like Apple, with, you know, hundreds of billions of dollars or whatever the number is offshore, they want to bring it on shore, there’s a huge cost to shareholders.

11:08:59:00	It kind of forces companies to invest money internationally. Valeant’s fortunate in having a tax, you know, Canada has been a little more thoughtful about the way they

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structured their regime. And, so, Valeant has the benefit of being smart from you know, of having a favorable tax structure. But comparing the tax rate, I mean, pretty much most companies want to pay, and I think they should, pay as little taxes as they can under the law whether a U.S. company or a Canadian company.

11:09:26:00	That’s, I think probably a fiduciary obligation. You want to spend as little money as you need to run your business effectively. You want to make intelligent investments. And one of the things — I mean — Valeant isn’t ll about cost cutting. They make investments — you know, they spend a lot of money expanding the sales forces for various parts of the business because they think it’s a good use of capital.

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11:09:44:00	But I just think you know, the point here is, this is a complicated question. I’m giving a gobbledygook answer. But what I would say is, you know, Valeant has a business model very, very focused on the way they allocate their, you know, very efficient amount of capital. And that includes how they think about debt versus equity, right. You know, Allergan has financed itself entirely with equity historically, net cash.

11:10:10:00	And Valeant has looked at the cost of capital and the relative risk associated with debt versus equity. And they have managed themselves with a prudent amount of leverage. You know, post-transaction, they will be a more levered company than Allergan. It will have approaching, you know, call it something less than four times leverage. But this business will have $6 billion of free cash flow after debt service. You know, on $30 billion of debt, you know, at 6% interest.

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11:10:41:00	That’s, you know, something on the order of $2 billion of interest expense. So, you know, there’s probably four times coverage of the EBITDA to interest expense. And this is not a particularly capital-intensive business. We’re not building a lot of factories. So, it’s going to be a conservatively financed company. But it’s much better for shareholders that Valeant has been prudent about issuing stock and, in fact, in some cases retiring shares if that’s a more prudent thing to do.

11:11:09:00	So, I think what your question is getting at is a difference in philosophy about how capital is allocated, how money is spent on

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expenses and capex, and that is really what this is about. And we think the Valeant philosophy is a much better one for shareholders and has proven to be over time. Let me just make sure any other questions from last night. That’s it.

11:11:35:00	All right. Well, everyone’s been very patient. I’ll check to see if any — I guess I inspired some more questions. You guys getting tired? “Hi, Bill. In terms of timing, you suggest that mid-August would the point to deliver the special meeting. Request, given the buffer you mentioned, presuming you feel you’ll be close to 35% to 40% by suggested in four weeks. Given the coming weeks are very slow, I presume you’re well on your way to 40%. Is that a fair assessment?”

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11:11:56:00	No. I think you’re overstating things. I think we want to be in a position to have 25% in the next four weeks. We want the biggest possible buffer we can. There’s certain votes that will be more secure than others. You know, an index fund is unlikely to sell a stock between now and the meeting, whereas an event investor has more likelihood of selling stock. So, it depends on the composition of the 25% in terms of how we feel about delivering those consents. That’s

JORDAN RUBIN:

11:12:22:00	And we only recently filed a definitive proxy. So, we haven’t been out in front of shareholders with that definitive proxy. And even when we approach a shareholder who wants to support, it takes them time because of the impediments a company has created for support in a special meeting, it takes them time. Now, in a couple of weeks, a supporting shareholder can complete all the necessary documents and we should get there by mid-August.

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WILLIAM ACKMAN:

11:12:45:00	Again, I don’t want to say we’re going get there by mid-August. I would say we have a goal of getting there by mid-August. It’s just not a knowable thing today. We’re still very early. But, you know, what’s interesting here is, particularly with some of the bigger institutions, they’re more interested in the governance issues here than they are in the deal.

11:13:07:00

They see lots of deals, right. If you’re a big index fund, for example, you see a lot of deals. But what you care about, because you’re stuck owning, you’re a stuck-holder if you’re an index holder, you own 500 S&P 500 stocks, what you care about is the governing structure of those companies going forward. If every other company

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in the S&P 500, you know, if the Wachtell Lipton firm, which is representing Allergan here, takes the bylaws, which actually, apparently, were not designed by Wachtell Lipton.

11:13:36:00	They were designed by a competitor. And these are the state of the art in terms of shareholder unfriendly bylaws. Well, those shareholder unfriendly bylaws will be marketed by every defense firm to every company in the S&P 500. And if I’m running an index fund and I’m on their proxy committee and I’m focused on these issues, that to me is a disaster.

11:13:56:00

They frankly, probably, could not care that much about the Valeant deal because they see lots of deals. What they care about is the implications for the S&P 500 and other companies, you know, the 10,000 public companies in

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America if every company were to adopt bylaws like this. And that, I think, is going to motivate the biggest institutions to get involved and to go through the pain and trauma of filling out the paperwork in their back offices.

11:14:21:00	And that’s going to take time. By the way, those people are thoughtful. They’re going to want to see what the proxy advisory firms have to say. We’re going have to meet with them. We’ll probably meet with them, in some cases, after, you know, something, they’ll want to wait until, in some cases, the proxy, you know, again, we’re encouraging them to start putting shares in record name and things like that, which can be complicated for them.

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11:14:40:00	But really, what Allergan has done here is make this very difficult for their most important shareholders. And if you can think about a more shareholder unfriendly thing to do is disenfranchise the BlackRocks, the Vanguards, the Fidelitys, you know, the major institutions that own, you know, the CapRes of the world, you know. That’s not something that I would expect that the people care about governance will be happy with.

11:15:07:00	“Well, Bill, I wish you best in your efforts. I’m sure you’ll continue to press on and outsmart the efforts of the management by being creative.” That’s my favorite kind of question. I don’t know the guy, which makes it even better. “Dear Bill. I was late getting on the call, so apologies if you already addressed my question. First, I’m sorry, but I strongly disagree about your ardently positive views about Valeant’s business model and strategy, its core performance, and its prospects.

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11:15:26:00	“Also I’m troubled by its inadequate amount of, in my view, disclosure of key material information about key product sales trends and its liberal categorization of growth trends. However, since you clearly disagree with me and believe these things, I have to wonder why you haven’t bought Valeant stock since regardless of whether or not this deal is confirmed, you seem to expect strong performance from Valeant and you seem to believe the stock is severely underpriced.”

11:15:45:00	Yes. I would love to buy Valeant stock. And I am legally prohibited from doing so right now. And the reason for that is that we’re in the middle of a deal. I mean, Roy, do you

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have a point of view on that? And also, I’m, frankly, out of money, you know. We’re going to become, we’re going to own $5 billion plus of Valeant stock post transaction.

11:16:06:00	We’re betting on that transaction taking place. If I were to buy more Valeant stock now, assuming I’m allowed, then I would own, again, I would say $5 billion is a lot. We’re pot committed. More than that, w— I think is — would just not meet our — we’re already at, again, the limits in terms of how big a position we can have. Roy, do you have a point of view?

ROY KATZOVICZ:

11:16:26:00	No, I think you got it right.

WILLIAM ACKMAN:

11:16:28:00	Okay. David Marris. “Also, Katie Brennan is in research, not compliance.” I apologize, Katie. I

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didn’t mean to — some — you shouldn’t be slighted by that. Some day we’ll meet. “Great presentation. What are your thoughts on Valeant’s organic growth? We get this question a lot, so just wondering what you think.”

11:16:50:00	I think we’ve made clear what our thoughts are. We think — but— I’m happy to sort of summarize and then — if you go back to our original presentation here, Valeant — think of it as almost two companies, okay? A portfolio, 85% of the revenue is that it grows organically, okay? They have some patent cliff — it’s three portfolios. They have some patent cliff — product subject to patent cliff risk where the products will go off patent.

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11:17:15:00	And then they have — and that patent cliff portfolio, decent chunk of it are investments they’ve made where they intentionally bought a product they know that’s going to go off patent. When you mix those assets together, you get a muddled picture of what the true, inherent, organic growth of the business is. It’s like mixing a business that’s got — the example we gave is a company with, I think, something like, you know, 90% of the business grows at, you know, 30% and 10% of the business is disappearing over the next year. You don’t blend —

JORDAN RUBIN:

11:17:48:00	A key thing to consider is that cliff business cliffs out. In five or ten years, that business won’t be there. And you’ll be left with the 85% of the business that’s durable and all to the growing in single digits in our view or better. So, you know, we think it’s inappropriate to blend two different types of businesses together when one of those businesses disappears over a five-year period.

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WILLIAM ACKMAN:

11:18:13:00	But I would encourage you to bring those questions, ask those questions on the Valeant call. “With all that you’ve shown about Allergan’s failure in corporate governance, it will be a pity that the management of Allergan succeeds in their efforts. How does the situation change if Allergan succeeds in making an acquisition that is substantial in size?”

11:18:29:00

So, let’s — what if — look, if Allergan goes out and makes a phenomenal, big acquisition, they’ll make the company more valuable and that would be fantastic. The problem is, you would think that the same team, if there was such an acquisition, would have been working on that or would’ve completed that a number of years ago.

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And the likelihood that that acquisition’s available now, in light of what’s happening in the M&A space in pharma right now, I think it’s de minimis.

11:18:56:00	And it’s not — what makes an acquisition is not just when you buy it. It’s how you run the combined enterprise — the integration. And Allergan just does not have a track record of integrating large acquisitions. And, so, I would be very dubious about the company doing a deal right now. And, you know, look, we’re not shy here. But if the company were to do something that was destructive of shareholder value — for example, entering into debt obligations with, you know, huge, you know, prepayment costs.

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11:19:27:00	For example, if there was a change in control of a company, which you might see, or they did a bad deal, we’d hold the board accountable. Mr. Marris. “Bill, to be clear, I retracted my last question and said I was retracting my previous question because I had asked, ‘Why not do a live call rather than cherry picking questions?’ I retracted it because you had answered it.” Thank you, David.

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